UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Trinity Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Trinity Industries, Inc.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

To Be Held on May 2, 2016

2525 N. Stemmons Freeway

Dallas, Texas 75207-2401

www.trin.net

TO: Trinity Industries, Inc. Stockholders:

Please join us for the 2016 Annual Meeting of Stockholders of Trinity Industries, Inc. The meeting will be held at the principal executive offices of the Company, 2525 N. Stemmons Freeway, Dallas, Texas 75207, on Monday, May 2, 2016, at 8:30 a.m., Central Daylight Time.

At the meeting, the stockholders will act on the following matters:

(1)	Election of the eleven nominees named in the attached proxy statement as directors;

(2)	Advisory vote to approve named executive officer compensation;

(3)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and

(4)	Any other matters that may properly come before the meeting.

All stockholders of record at the close of business on March 11, 2016 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the stockholders is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors

BRYAN P. STEVENSON

Associate General Counsel and Secretary

April 1, 2016

YOUR VOTE IS IMPORTANT!

Please vote as promptly as possible by using the internet or telephone or by signing, dating, and returning the enclosed proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 2, 2016:

This Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2015, are available for viewing, printing, and downloading at https://materials.proxyvote.com/896522.

PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders
Time and Date:	8:30 a.m., Central Daylight Time, May 2, 2016
Place:	2525 N. Stemmons Freeway, Dallas, Texas 75207
Record Date:	March 11, 2016
Voting:	Stockholders as of the record date are entitled to vote

Agenda and Voting Recommendations
Item	Description	Board Recommendation	Page
1	Election of Directors	FOR each nominee	12
2	Advisory vote to approve named executive officer compensation	FOR	16
3	Ratification of Ernst & Young LLP as independent auditors for 2016	FOR	17

Director Nominees
The following table provides summary information about each nominee for director. Each director is elected annually by a majority of votes cast.

Nominee	Age	Principal Occupation	Committees
Timothy R. Wallace	62	Chairman, Chief Executive Officer, and President, Trinity Industries, Inc.	None
John L. Adams	71	Chairman, Group 1 Automotive, Inc.	Finance and Governance
Rhys J. Best	69	Chairman (Non-Executive), Austin Industries, Inc.	Finance and HR
David W. Biegler	69	Chairman, Southcross Energy Partners GP, LLC	Audit, Finance, and Governance
Antonio Carrillo	48	Chief Executive Officer of Mexichem S.A.B. de C.V.	Finance
Leldon E. Echols	60	Retired Executive Vice President and Chief Financial Officer, Centex Corporation	Audit, Finance, Governance, and HR
Ronald J. Gafford	66	Retired Chairman, Chief Executive Officer, and President, Austin Industries, Inc.	Governance and HR
Adrian Lajous	72	Senior Fellow, Center on Global Energy Policy, Columbia University	Audit and Finance
Charles W. Matthews	71	Retired Vice President and General Counsel, Exxon Mobil Corporation	Governance and HR
Douglas L. Rock	69	Retired Chairman, Chief Executive Officer, and President, Smith International, Inc.	Audit and HR
Dunia A. Shive	55	Senior Vice President, TEGNA Inc. (formerly known as Gannett Co., Inc.)	Audit and Finance

Trinity Industries, Inc.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 2, 2016

2525 N. Stemmons Freeway

Dallas, Texas 75207-2401

www.trin.net

This Proxy Statement is being mailed on or about April 1, 2016 to the stockholders of Trinity Industries, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 2525 N. Stemmons Freeway, Dallas, Texas, on Monday, May 2, 2016, at 8:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company’s mailing address is 2525 N. Stemmons Freeway, Dallas, Texas 75207.

You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR election of the eleven nominees for directors as set forth in this Proxy Statement, (ii) FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials, and (iii) FOR ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services or the internet, proxies may be solicited by directors, officers, and regular employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone. The Company has hired Georgeson, Inc. to assist in the solicitation of proxies at an estimated cost of $10,000 plus expenses.

The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board of Directors as the close of business on March 11, 2016. At that date, there were outstanding and entitled to vote 150,781,590 shares of Common Stock.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

Votes Required for Approval
Item	Description	Votes Required for Approval	Effect of Withheld Vote/Abstention
1	Election of Directors	Affirmative vote of a majority of the votes cast for the election of directors at the Annual Meeting	An incumbent director nominee who receives a greater number of votes “withheld” than “for” is required to tender his or her resignation, which will be accepted or rejected by the Board as more fully described in “Election of Directors.” An abstention will not count as a vote cast and therefore will not affect the outcome of the vote.
2	Advisory vote to approve named executive officer compensation	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting	An abstention will effectively count as a vote cast against this proposal.
3	Ratification of Ernst & Young LLP as independent auditors for 2016	Affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting	An abstention will effectively count as a vote cast against this proposal.

Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them individually. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as votes not cast or as shares not entitled to vote with respect to that matter and will not affect the outcome of the vote. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

CORPORATE GOVERNANCE

The business affairs of the Company are managed under the direction of the Board of Directors (also referred to in this proxy statement as the “Board”) in accordance with the General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws. The role of the Board of Directors is to oversee the management of the Company for the benefit of the stockholders. This responsibility includes monitoring senior management’s conduct of the Company’s business operations and affairs; reviewing and approving the Company’s financial objectives, strategies, and plans; risk management oversight; evaluating the performance of the Chief Executive Officer and other executive officers; and overseeing the Company’s policies and procedures regarding corporate governance, legal compliance, ethical conduct, and maintenance of financial and accounting controls.

The Board of Directors first adopted Corporate Governance Principles in 1998, which are reviewed annually by the Corporate Governance and Directors Nominating Committee and were last amended in December 2015. The Company has a long-standing Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer, the Chief Financial Officer, and principal accounting officer, as well as the Board of Directors. The Company intends to post any amendments to or waivers from its Code of Business Conduct and Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Principles and the Code of Business Conduct and Ethics are available on the Company’s web site at www.trin.net under the heading “Investor Relations-Governance.”

The directors hold regular and special meetings and spend such time on the affairs of the Company as their duties require. During 2015, the Board of Directors held seventeen meetings. The Board also meets regularly in non-management executive sessions and selects the Presiding Director, who serves as the lead independent director and chairs the non-management executive sessions. Mr. Leldon E. Echols currently serves in that capacity. In 2015, all directors of the Company attended at least 75% of the meetings of the Board of Directors and the committees on which they served. It is Company policy that each director is expected to attend the Annual Meeting. Ten of our eleven directors were in attendance at the 2015 Annual Meeting.

Independence of Directors

The Board of Directors makes all determinations with respect to director independence in accordance with the New York Stock Exchange (“NYSE”) listing standards and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors established certain guidelines to assist it in making any such determinations regarding director independence (the “Independence Guidelines”), which are available on the Company’s website at www.trin.net under the heading “Investor Relations-Governance-Categorical Standards of Director Independence.” The Independence Guidelines set forth commercial and charitable relationships that may not rise to the level of material relationships that would impair a director’s independence as set forth in the NYSE listing standards and SEC rules and regulations. The determination of whether such relationships as described in the Independence Guidelines actually impair a director’s independence is made by the Board on a case-by-case basis.

The Board undertook its annual review of director independence and considered transactions and relationships between each director, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations together with the Independence Guidelines. In making such determinations, the Board, amongst other things, considered the transactions described below.

Antonio Carrillo was an employee of the Company until late May 2012 and currently serves as the Chief Executive Officer of Mexichem S.A.B. de C.V. (“Mexichem”). The Company periodically sells products to and receives leasing revenue from subsidiaries of Mexichem. These transactions involved less than 2% of the consolidated gross revenues of Mexichem and the Company for each fiscal year since January 1, 2013. The amounts involved in these transactions for 2013, 2014, and 2015 were, respectively, $1,194,371, $918,756, and $919,344. These transactions were conducted in the ordinary course of business, at arms-length.

CORPORATE GOVERNANCE

Dunia A. Shive is a Senior Vice President of TEGNA Inc., formerly known as Gannett Co., Inc. (“TEGNA”). The Company purchases human resources-related services from a subsidiary of TEGNA from time to time. These transactions involved less than 2% of the consolidated gross revenues of TEGNA and the Company for each fiscal year since January 1, 2013. The amounts involved in these transactions for 2013, 2014, and 2015 were, respectively, $167,945, $178,486, and $292,750. These transactions were conducted in the ordinary course of business, at arms-length.

As a result of its review, the Board affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the listing standards of the NYSE and the SEC rules and regulations: John L. Adams, Rhys J. Best, David W. Biegler, Antonio Carrillo, Leldon E. Echols, Ronald J. Gafford, Adrian Lajous, Charles W. Matthews, Douglas L. Rock, and Dunia A. Shive. The Board determined that Timothy R. Wallace is not independent because of his employment by the Company.

Board Leadership Structure

Mr. Wallace serves as the Chairman, Chief Executive Officer, and President of the Company. As stated in the Corporate Governance Principles, the Board believes that the decision as to whether the offices of Chairman and Chief Executive Officer should be combined or separated is the responsibility of the Board. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it through a range of business environments, the Board believes that the most effective leadership structure for the Company is to have Mr. Wallace serve as both Chairman and Chief Executive Officer.

While Mr. Wallace serves as both Chairman and Chief Executive Officer, all other directors are independent. After considering the recommendations of the Human Resources Committee, the independent directors determine Mr. Wallace’s compensation. Further, the Company has four standing committees and an independent Presiding Director. Mr. Wallace does not serve on any Board committee. The Board routinely holds executive succession planning discussions with the Vice President of Organizational Development and Mr. Wallace with respect to all executive officer positions. The Board believes that each of these measures helps to mitigate any risk in having Mr. Wallace serve as both Chairman and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

Mr. Echols currently serves as Presiding Director. The Presiding Director has the following roles and responsibilities:

•	serve as a member of the Corporate Governance and Directors Nominating Committee;

•	preside at each executive session of non-management and independent directors;

•	preside at all meetings when the Chairman and Chief Executive Officer is not present;

•	as needed or appropriate, develop agendas for executive sessions of non-management and independent directors;

•	serve as the principal liaison to advise the Company’s Chairman and Chief Executive Officer of actions and/or suggestions taken or made during executive sessions;

•	confer periodically with the Chairman and Chief Executive Officer regarding the quality, quantity, and timeliness of information to be furnished from time to time to the members of the Board;

•	to the extent that the Presiding Director is not the Chairman of the Corporate Governance and Directors Nominating Committee, the Presiding Director assists the Chairman of the Corporate Governance and Directors Nominating Committee in planning and executing each self-evaluation process of the Board;

CORPORATE GOVERNANCE

•	in those instances where an ongoing dialog between the stockholders and the non-management directors is appropriate, serve as a conduit for communications between the stockholders and the non-management directors; and

•	perform such other duties as the Board from time to time may assign.

Board Committees

The standing committees of the Board of Directors are the Audit Committee, Corporate Governance and Directors Nominating Committee, Finance and Risk Committee, and Human Resources Committee. Each of the committees is governed by a charter, current copies of which are available on the Company’s website at www.trin.net under the heading “Investor Relations-Governance.” Mr. Wallace, Chairman, Chief Executive Officer, and President (collectively referred to as the “CEO”) of the Company, does not serve on any Board committee. Director membership of the committees is identified below.

Director	Audit Committee	Corporate Governance & Directors Nominating Committee	Finance & Risk Committee	Human Resources Committee
John L. Adams		*	**
Rhys J. Best			*	**
David W. Biegler	*	*	*
Antonio Carrillo			*
Leldon E. Echols	**	*	*	*
Ronald J. Gafford		*		*
Adrian Lajous	*		*
Charles W. Matthews		**		*
Douglas L. Rock	*			*
Dunia A. Shive	*		*

  * Member

** Chair

Audit Committee

The Audit Committee’s function is to oversee, on behalf of the Board, (i) the integrity of the Company’s financial statements and related disclosures; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence, and performance of the Company’s independent auditing firm; (iv) the performance of the Company’s internal audit function; (v) the Company’s internal accounting and disclosure control systems and practices; (vi) the Company’s procedures for monitoring compliance with its Code of Business Conduct and Ethics; and (vii) the Company’s policies and procedures with respect to risk assessment, management, and mitigation. In carrying out its function, the Audit Committee (a) reviews with management, the chief audit executive, and the independent auditors the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of the Company and its accounting controls and procedures; (b) reviews with management its processes and policies related to risk assessment, management, and mitigation, compliance with corporate policies, compliance programs, internal controls, corporate aircraft usage, and summaries of management’s travel and entertainment reports; and (c) performs such other matters as the Audit Committee deems appropriate.

CORPORATE GOVERNANCE

The Audit Committee also pre-approves all auditing and all allowable non-audit services provided to the Company by the independent auditors. The Audit Committee selects and retains the independent auditors for the Company, subject to stockholder ratification, and approves audit fees. The Audit Committee met seven times during 2015. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Board has determined that Mr. Echols, Chair of the Audit Committee, Mr. Biegler, Mr. Rock, and Ms. Shive are each qualified as an audit committee financial expert within the meaning of SEC regulations.

Corporate Governance and Directors Nominating Committee

The functions of the Corporate Governance and Directors Nominating Committee (the “Governance Committee”) are to identify and recommend to the Board individuals qualified to be nominated for election to the Board; review the qualifications of the members of each committee (including the independence of directors) to ensure that each committee’s membership meets applicable criteria established by the SEC and NYSE; recommend to the Board the members and Chairperson for each Board committee; periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board; periodically review the Company’s orientation program for new directors and the Company’s practices for continuing education of existing directors; annually review director compensation and benefits and make recommendations to the Board regarding director compensation and benefits; review, approve, and ratify all transactions with related persons that are required to be disclosed under the rules of the SEC; annually conduct an individual director performance review of each incumbent director; and oversee the annual self-evaluation of the performance of the Board. Each of the members of the Governance Committee is an independent director under the NYSE listing standards. The Governance Committee met three times during 2015.

In performing its annual review of director compensation, the Governance Committee utilizes independent compensation consultants from time to time to assist in making its recommendations to the Board. The Governance Committee reviewed the director compensation for 2015, considered benchmarking information provided by Meridian Compensation Partners, LLC (the “Compensation Consultant”), and recommended no changes, as discussed in “Director Compensation.”

The Governance Committee will consider director candidates recommended to it by stockholders. In considering candidates submitted by stockholders, the Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder, evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership, and a description of all arrangements or understandings regarding the submittal between the stockholder and the recommended candidate; and

•	the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, and the person’s consent to be a director if selected by the Governance Committee, nominated by the Board, and elected by the stockholders.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 2525 N. Stemmons Freeway, Dallas, Texas 75207 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the date the Company’s proxy statement was released in connection with the previous year’s Annual Meeting of Stockholders.

The Governance Committee believes that the qualifications for serving as a director of the Company are that a nominee demonstrate depth of experience at the policy-making level in business, government, or education; possess the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and a willingness to exercise independent judgment; and have an impeccable reputation for honest and ethical conduct in both professional and personal activities. In addition, the Governance Committee examines a candidate’s time availability, the candidate’s ability to make analytical and probing inquiries, and financial independence to ensure he or she will not be financially dependent on director compensation.

CORPORATE GOVERNANCE

The Governance Committee identifies potential nominees by asking, from time to time, current directors and executive officers for their recommendations of persons meeting the criteria described above who might be available to serve on the Board. The Governance Committee may also engage firms that specialize in identifying director candidates. As described above, the Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified as a potential candidate, the Governance Committee makes an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Governance Committee determines that additional consideration is warranted, the Governance Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees, and the need for any required expertise on the Board or one of its committees. The Governance Committee considers potential candidates in light of the skills, experience, and attributes (i) possessed by current directors and (ii) that the Board has identified as important for new directors to possess. The Governance Committee also contemplates multiple dynamics that promote and advance diversity among its members. Although the Governance Committee does not have a formal diversity policy, the Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, and breadth of experience in industry, manufacturing, financing transactions, and business combinations. The Governance Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder.

Finance and Risk Committee

The duties of the Finance and Risk Committee (the “Finance Committee”) include reviewing significant acquisitions and dispositions of businesses or assets and authorizing such transactions within limits prescribed by the Board; periodically reviewing the Company’s financial status and compliance with debt instruments; reviewing and making recommendations to the Board regarding financings and refinancing; authorizing financings and refinancing within limits prescribed by the Board; reviewing and assessing risk and litigation exposure related to the Company’s operations; monitoring the funds for the Company’s benefit plans; and reviewing the Company’s insurance coverages. The Finance Committee met seven times in 2015. The Company periodically identifies, assesses, and reviews the business, commercial, operational, financial, and other risks associated with its products and services.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) makes recommendations to the Board of Directors in its responsibilities relating to the fair and competitive compensation of the Company’s CEO. The HR Committee has been delegated authority by the Board of Directors to make compensation decisions with respect to the other named executive officers (as defined below). Each of the members of the HR Committee is an independent director under the NYSE listing standards, including those standards applicable specifically to members of compensation committees. The HR Committee met five times during 2015.

The HR Committee reviews management succession planning and approves awards under the Company’s incentive compensation and equity based plans. The HR Committee annually evaluates the leadership and performance of Mr. Wallace, the Company’s CEO and recommends his compensation to the Company’s independent directors. The independent directors are responsible for approving the CEO’s compensation. The CEO provides to the HR Committee his assessment of the performance of the other named executive officers. The HR Committee also has direct access to the Company’s key leaders. The HR Committee reviews and approves compensation for the Chief Financial Officer (the “CFO”) and the other executive officers named in the “Summary Compensation Table.” The CEO, the CFO, and the other executive officers named in the “Summary Compensation Table” are referred to in this proxy statement as the “named executive officers.”

CORPORATE GOVERNANCE

The Role of the Compensation Consultant

The HR Committee retains an independent executive compensation consultant to provide an assessment of the Company’s executive compensation programs and to perform five key tasks. The consultant (i) reviews and assists in the design of the Company’s compensation programs, (ii) provides insight into compensation practices used by other companies, (iii) benchmarks the Company’s compensation pay levels with relevant peer survey data, (iv) provides proxy disclosure information for comparator companies, and (v) provides input to the HR Committee on the risk assessment, structure, and overall competitiveness of the Company’s compensation programs.

The HR Committee retained the services of the Compensation Consultant to assist in providing an independent assessment of the executive compensation programs. Meridian Compensation Partners, LLC was the HR Committee’s sole compensation consultant in 2015 and was chosen given its depth of resources, content expertise, and extensive experience. The Compensation Consultant reported directly to the HR Committee for the purposes of advising it on matters relating to 2015 compensation. The services of the Compensation Consultant were used only in conjunction with executive compensation matters and to provide benchmarking information regarding director compensation. The Compensation Consultant was not retained by the Company for any purpose. The Compensation Consultant’s ownership structure, limited service lines, and policies and procedures are designed to ensure that the Compensation Consultant’s work for the HR Committee does not raise any conflicts of interest. The amount of fees paid in 2015 to the Compensation Consultant by the Company represented less than 1% of the Compensation Consultant’s total annual revenues for 2015. The internal policies of the Compensation Consultant prohibit its partners, consultants, and employees from engaging in conduct that could give rise to conflicts of interest and from buying, selling, and trading in the securities of client companies when that partner, consultant, or employee is providing consulting services to the client. The employees of the Compensation Consultant providing consulting services to the HR Committee have no other business or personal relationship with any member of the HR Committee or any executive officer of the Company. After a review of these factors and the considerations outlined in applicable SEC and NYSE rules, the HR Committee has concluded that the work of the Compensation Consultant has not raised any conflicts of interest and that the Compensation Consultant is independent from the Company and from management.

The HR Committee instructed the Compensation Consultant to provide analyses, insight, and benchmarking information for 2015 on the named executive officers and other key executives to determine whether the compensation packages for these executives were competitive with the market and met the Company’s objectives. The Compensation Consultant was instructed to:

•	review the total direct compensation (base salary, annual incentive, and long-term incentive);

•	help identify and confirm that the comparator companies selected by the HR Committee were appropriate; and

•	gather publicly-traded comparator company proxies and peer survey data to ascertain market competitive rates for the named executive officers.

The Compensation Consultant benchmarked all cash and equity components of compensation for 2015, excluding the Executive Perquisite Allowance, and, for each position, determined certain percentile benchmarks.

The Role of Management

The CEO, the CFO, and the Chief Administrative Officer work with the HR Committee and the Compensation Consultant to develop the framework and design the plans for all compensation components. The CEO and CFO recommend the financial performance measurements for the annual incentive awards and the long-term performance-based equity awards, subject to HR Committee approval. The CFO certifies as to the achievement of these financial performance measures. The HR Committee recommends Mr. Wallace’s compensation to the independent directors for their approval. The CEO makes recommendations to the HR Committee on compensation for each of the other named executive officers.

The Role of the HR Committee

Throughout the year, the CEO provides the HR Committee with his ongoing assessment of the performance of the other named executive officers. These assessments provide background information for any adjustment to base

CORPORATE GOVERNANCE

salary, annual incentive or long-term incentive. Both annual incentives and long-term incentives are established with threshold, target, and maximum payout levels.

The HR Committee realizes that benchmarking and comparing peer group proxy disclosure data require certain levels of interpretation due to the complexities associated with executive compensation plans. The HR Committee uses the benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidelines and makes adjustments to compensation levels based on what the HR Committee believes is in the best interests of the Company’s stockholders. The HR Committee uses its judgment and bases its consideration of each executive’s compensation on performance in respect to the value of the executive’s contributions to the Company, the executive’s tenure, and peer survey data that establishes the ranges against which compensation is benchmarked.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s policies and procedures relating to risk assessment, management, and mitigation. The Finance Committee has the responsibility to review and assess risk exposure related to the Company’s operations, including safety, environmental, financial, contingent liabilities, and other risks that may be material to the Company, as well as the activities of management in identifying, assessing, and mitigating against business, commercial, operational, financial, and personal risks associated with the Company’s products and services. The Finance Committee accomplishes this responsibility as described in “Corporate Governance — Board Committees — Finance and Risk Committee.” In addition, the Audit Committee, in its discretion, reviews the Company’s major risks and exposures, including (i) any special-purpose entities, complex financing transactions and related off-balance sheet accounting matters; and (ii) legal matters that may significantly impact the Company’s financial statements or risk management.

Risk Assessment of Compensation Policies and Practices

The Company conducts a detailed risk assessment of its compensation policies and practices (the “Compensation Policies”) for its employees, including its executive officers. Participants in the Compensation Policies risk assessment include the Company’s management, human resources group, internal audit group, Enterprise Risk Management Committee (which consists of senior corporate and business segment executives who meet regularly to identify and review risks and assess exposures), the Compensation Consultant, and the HR Committee.

At the request of the HR Committee, the Compensation Consultant performs a risk assessment with respect to the Compensation Policies applicable to executive officers. The Compensation Consultant did not find any excessive risk in its review of the Compensation Policies applicable to executive officers.

Also, representatives of the Company’s management, human resources group, and internal audit group review the Compensation Policies and meet to discuss and assess the likelihood and potential impact of the risk presented by the Compensation Policies and present findings to the Company’s internal Enterprise Risk Management Committee. The Enterprise Risk Management Committee considers these findings and assessments and reviews the Compensation Policies and the Compensation Consultant’s risk assessment. The Enterprise Risk Management Committee has concluded that the Compensation Policies are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Best, Echols, Gafford, Matthews, and Rock served on the HR Committee during the last completed fiscal year. None of the members of the HR Committee had ever served as an executive officer or employee of the Company or any of its subsidiaries. There were no compensation committee interlocks during 2015.

CORPORATE GOVERNANCE

Communications with Directors

The Board has established a process to receive communications by mail from stockholders and other interested parties. Stockholders and other interested parties may contact any member of the Board, including the Presiding Director, Mr. Echols, or the non-management directors as a group, any Board committee or any chair of any such committee. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 2525 N. Stemmons Freeway, Dallas, Texas 75207.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to directors. Any contents that are not in the nature of advertising, promotions of a product or service, or offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven members.

Following a recommendation from the Governance Committee, each member of the Board of Directors has been nominated by the Board for election at the Annual Meeting to hold office until the next Annual Meeting or the election of their respective successors. The director nominees are John L. Adams, Rhys J. Best, David W. Biegler, Antonio Carrillo, Leldon E. Echols, Ronald J. Gafford, Adrian Lajous, Charles W. Matthews, Douglas L. Rock, Dunia A. Shive, and Timothy R. Wallace. The Board of Directors has determined that all of the director nominees other than Mr. Wallace are “independent directors.” Mr. Wallace is the Company’s CEO. Therefore, the Board of Directors has concluded that Mr. Wallace is not an independent director.

An incumbent director nominee who receives a greater number of votes “withheld” than “for” in an uncontested election is required to tender his or her resignation for consideration by the Governance Committee and the Board (with the affected director recusing himself or herself from the deliberations). The Board will be free to accept or reject the resignation and will make its decision known publicly within 90 days of certification of the vote results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy.

The Board of Directors believes that each of the director nominees possesses the qualifications described above in “Corporate Governance — Board Committees — Corporate Governance and Directors Nominating Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government, or education, (ii) the ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company, (iii) a willingness to exercise independent judgment, and (iv) an impeccable reputation for honest and ethical conduct in both professional and personal activities.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes, or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Timothy R. Wallace, 62. Director since 1992. Mr. Wallace has been Chairman, Chief Executive Officer, and President of the Company since 1999.

Mr. Wallace joined the Company in 1975. During his long tenure with the Company, Mr. Wallace has consistently shown strong performance in a variety of roles, requiring a wide range of business and interpersonal skills. He has provided excellent leadership to the Company in his current positions, exhibiting sound judgment and business acumen.

John L. Adams, 71. Director since 2007. Mr. Adams is Chair of the Finance Committee and a member of the Governance Committee. Mr. Adams served as Executive Vice President of the Company from 1999 to 2005, serving thereafter on a part time basis as Vice Chairman until leaving the employ of the Company to join the Board of Directors in 2007. Prior to joining the Company, Mr. Adams was with Texas Commerce Bank (now JPMorgan Chase Bank of Texas) for 25 years, with his last position being Chairman, President, and CEO. Mr. Adams is the Chairman of Group 1 Automotive, Inc., a NYSE company engaged in the ownership and operation of 153 automotive dealerships and 35 collision centers in the U.S., U.K., and Brazil. From 2008 to 2015, he served as a director of Dr Pepper Snapple Group, Inc., a leading brand owner, bottler, and distributor of non-alcoholic beverages in the U.S., Canada, and Mexico.

As a result of his past employment by the Company, Mr. Adams brings significant knowledge and understanding of the Company’s products, services, operations, and business environment. In addition, he has experience as a senior executive in the banking industry, which provides the Board with financial transaction experience. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

PROPOSAL 1 — ELECTION OF DIRECTORS

Rhys J. Best, 69. Director since 2005. Mr. Best is Chair of the HR Committee and a member of the Finance Committee. Mr. Best served, beginning in 1999, as Chairman, President, and Chief Executive Officer of Lone Star Technologies, Inc., a company engaged in the production and marketing of casing, tubing, line pipe, and couplings for the oil and gas, industrial, automotive, and power generation industries. He was also a director of, and remained in these positions with, Lone Star Technologies, Inc., until its acquisition by United States Steel Corporation in 2007. Mr. Best has been engaged in private investments since 2007. He is the Chairman (Non-Executive) of Austin Industries, Inc., a privately-held, employee-owned, civil, commercial, and industrial construction company. Mr. Best is a member of the board of directors and audit committee of Cabot Oil & Gas Corporation, a leading North American oil and gas exploration and production company. Mr. Best is also a member of the board of directors of Commercial Metals Corporation, which recycles, manufactures, and markets steel and metal products and related materials; and MRC Global Inc., a company engaged in the distribution of industrial pipe, valve, and fitting products. From 2004 to 2014, he served on the board of directors of Crosstex Energy, L.P., an energy company engaged in the gathering, transmission, treating, processing, and marketing of natural gas and natural gas liquids.

Mr. Best has extensive experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations, including its international operations and future international opportunities.

David W. Biegler, 69. Director since 1992. Mr. Biegler is a member of the Audit Committee, the Governance Committee, and the Finance Committee. Mr. Biegler has served as Chairman of Southcross Energy Partners GP, LLC (“Southcross GP”) since 2015, having served as Chairman, President, and Chief Executive Officer since 2012, and as Chairman and Chief Executive Officer since 2011. Southcross GP is the general partner of Southcross Energy Partners, L.P. (“Southcross LP”), a company engaged in natural gas transportation and processing. From 2009 to 2011, Mr. Biegler served as Chairman and Chief Executive Officer of a predecessor to Southcross LP. He retired as Vice Chairman of TXU Corp., a company engaged in the generation, transmission, and sale of electricity, at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 to 2001. Mr. Biegler is also a director of Southwest Airlines, Inc., a major airline; and Austin Industries, Inc. In addition, Mr. Biegler served as a director of Dynegy, Inc., a company engaged in power generation, from 2003 to 2011; and Animal Health International, a company engaged in selling and distributing animal health products, from 2007 to 2011.

Mr. Biegler has broad experience in managing and leading significant industrial enterprises. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Antonio Carrillo, 48. Director since 2014. Mr. Carrillo is a member of the Finance Committee. Since 2012, Mr. Carrillo has served as Chief Executive Officer of Mexichem S.A.B. de C.V., a global specialty chemical company. Prior to joining Mexichem, he worked for the Company for 16 years, most recently serving as Senior Vice President and Group President of the Energy Equipment Group. Mr. Carrillo is a director of Dr Pepper Snapple Group, Inc.

As a result of his past employment by the Company, Mr. Carrillo brings significant knowledge and understanding of the Company’s products, services, operations, and business environment. In addition, he has broad experience in managing and leading a significant industrial enterprise in Mexico, where the Company has a number of operations.

Leldon E. Echols, 60. Director since 2007. Mr. Echols serves as Presiding Director, the Chair of the Audit Committee, and a member of the Governance Committee, the HR Committee, and the Finance Committee. He served as Executive Vice President and Chief Financial Officer of Centex Corporation, a residential construction company, from 2000 to 2006 when he retired. Prior to joining Centex, he spent 22 years with Arthur Andersen LLP and served as Managing Partner, Audit Practice for the North Texas, Colorado, and Oklahoma Region from 1997 to 2000. Mr. Echols is a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs. Mr. Echols has been engaged in private investments since 2006. He is a member of the boards of directors and Chairman of the audit committees of EnLink Midstream GP, LLC and EnLink Midstream Manager, LLC, companies that own interests in, respectively, EnLink Midstream Partners, LP and EnLink Midstream, LLC,

PROPOSAL 1 — ELECTION OF DIRECTORS

which are engaged in the gathering, transmission, treating, processing, and marketing of natural gas, natural gas liquids and crude oil. He is also a member of the board of directors and Chairman of the audit committees of HollyFrontier Corporation, an independent petroleum refiner. From 2008 to 2014, Mr. Echols served on the boards of directors of Crosstex Energy, L.P. and Crosstex Energy, Inc., which are predecessors to certain of the EnLink entities. The Board has determined that Mr. Echols’ service on the audit committees of these other public companies does not impair his ability to serve on the Audit Committee of the Company.

In addition to having gained substantial managerial experience as an executive officer of Centex, Mr. Echols possesses important skills and experience gained through his service in public accounting. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Ronald J. Gafford, 66. Director since 1999. Mr. Gafford is a member of the Governance Committee and the HR Committee. Mr. Gafford served as President and Chief Executive Officer of Austin Industries, Inc., from 2001 to 2012 and Chairman from 2008 to 2012, when he retired. Mr. Gafford has been engaged in private investments since 2012.

Mr. Gafford has extensive experience in managing and leading a significant industrial enterprise. His service as the Chief Executive Officer of Austin Industries, Inc. provides the Board with additional perspective on the Company’s operations.

Adrian Lajous, 72. Director since 2006. Mr. Lajous is a member of the Audit Committee and the Finance Committee. Mr. Lajous has been President of Petrométrica, S.C., an energy consulting company, since 2001. Since 2014, he has served as a Senior Fellow of the Center on Global Energy Policy at Columbia University. From 2001 to 2013 he was Chairman of the Oxford Institute for Energy Studies. From 2011 to 2012, he was a Senior Energy Advisor for McKinsey & Company, a management consulting firm. Mr. Lajous served Petróleos Mexicanos in several capacities between 1982 and 1999, having served as Director General and Chief Executive Officer from 1994 to 1999. He currently serves as a director of Ternium, S.A., a company engaged in the production and distribution of semi-finished and finished steel products. From 2003 to 2013, he served as a director of Schlumberger, Ltd., an oilfield services company supplying technology, project management, and information solutions to the oil and gas industry.

Mr. Lajous has broad experience in managing and leading significant industrial enterprises in Mexico, where the Company has a number of operations. His service on the boards of other significant companies provides the Board with additional perspective on the Company’s operations.

Charles W. Matthews, 71. Director since 2010. Mr. Matthews is Chair of the Governance Committee and a member of the HR Committee. Beginning in 1971, Mr. Matthews served Exxon Mobil Corporation, one of the leading energy companies in the world, and its predecessor, Exxon Corporation, in several capacities in its legal department, including Vice President and General Counsel from 1995 until his retirement in 2010. Mr. Matthews has been engaged in private law practice since 2010. He is a member of the board of directors of Cullen/Frost Bankers, Inc., a financial holding company and bank holding company. From 2012 to 2016, he was a member of the board of directors of Forestar Group Inc., a real estate and natural resources company.

During his long employment at Exxon Mobil Corporation, Mr. Matthews accumulated broad experience in legal, managerial, and other matters in the energy industry around the world. His service on the board of other significant companies provides the Board with additional perspective on the Company’s operations.

Douglas L. Rock, 69. Director since 2010. Mr. Rock is a member of the Audit Committee and the HR Committee. From 1990 to 2010, Mr. Rock served as the Chairman of Smith International, Inc., an oilfield services company. Mr. Rock joined Smith International, Inc. in 1974 and served as Chief Executive Officer, President, and Chief Operating Officer from 1989 to 2008. Mr. Rock has been engaged in private investments since 2010.

Mr. Rock has broad experience in managing and leading a significant industrial enterprise. His recent service on the boards of other large companies provides the Board with additional perspective on the Company’s operations.

PROPOSAL 1 — ELECTION OF DIRECTORS

Dunia A. Shive, 55. Director since 2014. Ms. Shive is a member of the Audit Committee and the Finance Committee. Ms. Shive has served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc., a broadcast and digital media company, since 2013. From 2008 to 2013, she served as Chief Executive Officer and President of Belo Corp., a media company that owned several television stations, until its acquisition by Gannett Co., Inc. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. Ms. Shive is a director of Dr Pepper Snapple Group, Inc. From 2009 to 2015, she served on the board of directors of the Associated Press, where she served as Chair of the audit committee from 2011 to 2015. From 2008 to 2013 she served on the board of directors of Belo Corp.

Ms. Shive has broad experience in managing and leading a significant publicly-traded company. In addition, she possesses important skills and experience gained through her position of Chief Financial Officer and service in public accounting prior to joining Belo Corp.

The Board of Directors recommends that you vote FOR all of the Nominees.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks approval, on an advisory basis, from its stockholders of the compensation of its named executive officers as described in this proxy statement.

The Company’s long-term strategic corporate vision is to be a premier diversified industrial company that provides superior value to stockholders. The Board of Directors believes that realization of this vision depends in large measure on the talents of the Company’s employees. The Company’s compensation programs play a significant role in its ability to attract, motivate, and retain a high quality workforce. As described in the Compensation Discussion and Analysis, the Company’s executive compensation program (i) encourages high levels of performance and accountability, (ii) aligns the interests of executives with those of stockholders, (iii) links compensation to business objectives and strategies, and (iv) takes into account, as appropriate, the cyclical nature of certain of the Company’s businesses.

At the Company’s 2015 Annual Meeting, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2015 proxy statement, commonly referred to as a say-on-pay vote. The stockholders approved the named executive officers’ compensation, with approximately 95% of the stockholders present and entitled to vote at the meeting voting in favor of the 2015 say-on-pay resolution. The Company believes this approval affirms the stockholders’ support of the Company’s executive compensation philosophy and programs. This proposal provides stockholders the opportunity to approve or not approve the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the HR Committee will take into account the outcome of the vote when considering future executive compensation arrangements. After the 2016 Annual Meeting, the next advisory vote to approve the compensation of the named executive officers will occur at the 2017 Annual Meeting of Stockholders unless the Board modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 3 — RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016, subject to ratification by stockholders.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

Ernst & Young, or a predecessor of that firm, has been the auditors of the accounts of the Company each year since 1958. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm for Fiscal

Years 2015 and 2014

The following table presents fees for professional audit services rendered by Ernst & Young for the audits of the Company’s annual financial statements for the years ended December 31, 2015 and 2014, and fees for other services rendered by Ernst & Young during those periods:

	2015	2014
Audit fees	$3,498,500	$3,393,500
Audit-related fees	82,000	123,000
Tax fees	553,369	818,732

Services rendered by Ernst & Young in connection with fees presented above were as follows:

Audit Fees

In fiscal years 2015 and 2014, audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory audits in Mexico, Europe, and Singapore, and consents included in other SEC filings.

Audit-Related Fees

Audit-related fees include fees for employee benefit plan audits, use of online research tools, and services rendered in 2014 related to the renewal and extension of debt.

Tax Fees

Tax fees in fiscal years 2015 and 2014 include fees for tax advice on state transfer pricing, calculation of various tax credits, employment tax reviews, evaluation of tangible property regulations, and tax compliance (review of income tax returns and other tax filings).

The Audit Committee pre-approves all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

has adopted a policy for the pre-approval of services provided by Ernst & Young. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee. Pursuant to this delegation, the Chair must report any pre-approval decision by him to the Audit Committee at its first meeting after the pre-approval was obtained. Under this policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular services or category of services and includes an anticipated budget.

Report of the Audit Committee

We are a standing committee comprised of independent directors as “independence” is currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board of Directors has determined that four of the members of the Audit Committee are “audit committee financial experts” as defined by applicable SEC rules. We operate under a written charter adopted by the Board of Directors. A copy of the charter is available free of charge on the Company’s website at www.trin.net under the heading “Investor Relations — Governance.”

We annually select the Company’s independent auditors. That recommendation is subject to ratification by the Company’s stockholders.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we met and held discussions with management and the independent auditors. In this context, management and the independent auditors represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2015 were prepared in accordance with U.S. Generally Accepted Accounting Principles. We reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

The Company’s independent auditors have also provided to us the written disclosures and the letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, and we discussed with the independent auditors that firm’s independence. We also considered whether the provision of non-audit services is compatible with maintaining the independent auditors’ independence and concluded that such services have not impaired the auditors’ independence.

Based upon our reviews and discussions with management and the independent auditors, and our review of the representation of management and the report of the independent auditors to the Audit Committee, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Audit Committee

Leldon E. Echols, Chair

David W. Biegler

Adrian Lajous

Douglas L. Rock

Dunia A. Shive

The Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes how the HR Committee designed the executive compensation programs and set individual pay for the executive officers named in the Summary Compensation Table.

Executive Summary

Company Highlights

The Company is a diversified industrial company that owns a variety of market-leading businesses providing products and services to the energy, transportation, chemical, and construction sectors. The Company’s businesses share connections that create value in the way the Company integrates its operations and leverages expertise throughout the enterprise. The Company’s integrated business model enables it to quickly assimilate resources — facilities, equipment, competencies, and talent — to align production capacity to meet customer needs and enhance the Company’s earnings and returns. Managing a diverse company while facilitating growth and producing long-term stockholder value requires a team of innovative, dedicated, and experienced executives who can successfully guide the Company’s diversified portfolio of businesses through changing economic cycles and business climates, and lead rapid production capacity adjustments to meet market demands. The Company maintains a competitive advantage by retaining a seasoned team of executives and seeks to ensure long tenure among its senior executives.

Financial Highlights

During 2015, the Company utilized the strengths of its integrated business model to achieve record financial results, including record railcar deliveries and higher revenue and operating profit for the Rail, Inland Barge, and Energy Equipment Groups, and higher revenue and profit from operations for the Railcar Leasing and Management Services Group. Financial highlights are shown below.

•	Three consecutive years of record revenues, operating profit, and earnings per share (“EPS”)

•	2015 revenue increased to $6.4 billion and net income increased to $796.5 million, increases from 2014 of 4% and 17%, respectively

•	2015 EPS of $5.08, a 21% increase over 2014, which was the previous Company record

EXECUTIVE COMPENSATION

Executive Compensation Program Highlights

As further described in this Compensation Discussion and Analysis, key features of the Company’s compensation practices for the named executive officers include:

•	Utilization of objective performance measures in annual and long-term incentive programs	•	No dividend or dividend equivalent payments are made on unvested performance units

•	Performance-based compensation set at 68% of the CEO’s total target compensation and at an average of 60% of the remaining named executive officers’ total target compensation	•	No hedging or pledging of Company securities

•	Annual and long-term incentive programs in 2015 that were 100% and 75% performance-based, respectively, with no guarantees for payment of the performance-based components	•	No agreements containing excise tax gross ups

•	Long-term equity grants that comprised 65% of the CEO’s total target compensation and an average of 51% of the remaining named executive officers’ total target compensation	•	No executive employment agreements

•	Double trigger provision for severance in the Company’s change in control agreements	•	No repricing or cash buyouts of underwater stock options

•	Stock ownership requirements ranging from three to six times base salary	•	No replacement of underwater stock options with other awards

•	Clawback policy that allows the Company to recoup payouts under annual and long-term incentive plans

•	Total target compensation that is generally targeted in a range of 10% above or below the 50th percentile of the Peer Survey Data (as defined below)

The Named Executive Officers

The Board of Directors has delegated to the HR Committee oversight of the Company’s executive compensation programs. The HR Committee reviews and recommends the compensation for the CEO to the independent directors of the Board for their approval. The HR Committee reviews and approves the compensation of the other named executive officers. The named executive officers for 2015 were:

•	Timothy R. Wallace, Chairman, Chief Executive Officer, and President

•	James E. Perry, Senior Vice President and Chief Financial Officer

•	D. Stephen Menzies, Senior Vice President and Group President

•	William A. McWhirter II, Senior Vice President and Group President

•	S. Theis Rice, Senior Vice President and Chief Legal Officer

Role of Stockholder Say on Pay Votes

In May 2015, the Company held a stockholder advisory vote on the compensation of its named executive officers as described in the 2015 proxy statement, commonly referred to as a say-on-pay vote. The stockholders approved the named executive officers’ compensation, with approximately 95% of the stockholders present and entitled to vote at the meeting voting in favor of the 2015 say-on-pay resolution. The Company received an average support level from stockholders of 93% for its say-on-pay resolutions over the past three years. As the Company evaluated its compensation practices and talent needs throughout 2015, it was mindful of the support stockholders expressed for its pay for performance compensation philosophy. Following its annual review of executive compensation, the HR Committee decided to maintain a consistent approach to executive

EXECUTIVE COMPENSATION

compensation, with an emphasis on annual and long-term incentive compensation that rewards senior executives for delivering value for stockholders. In addition, the HR Committee considered ways to strengthen the pay for performance culture at the Company.

Compensation Overview

The HR Committee considers each named executive officer’s compensation based on the overall objectives of the Company’s executive compensation programs and a review of the following for each named executive officer:

•	the breadth, complexity, and scope of each executive’s responsibilities within the Company, taking into account the Company’s diversified portfolio of businesses;

•	the executive’s performance in maximizing the Company’s operational flexibility to direct resources to those products in greatest demand for the overall success of the Company;

•	past performance through changing economic cycles and business climates with respect to specific financial, strategic, and operating objectives; and

•	compensation benchmark data from peer group companies (the “Peer Survey Data”) against which compensation is compared.

Compensation Approach

The Company’s executive compensation is designed to drive executive accountability for performance of the Company as a whole. This approach is reflected in the Company’s compensation programs and contributes to a performance-driven culture where executives are expected to deliver results that promote the Company’s position as a premier, diversified industrial company. In setting 2015 compensation, the Company utilized the Peer Survey Data and generally targeted the total target compensation of its named executive officers between 10% above or below the 50th percentile of the Peer Survey Data to support the Company’s philosophy of driving performance and accountability. For further explanation of the Peer Survey Data, see “Benchmarking and Peer Survey Data for 2015 Compensation” below.

The HR Committee realizes that benchmarking against the Peer Survey Data requires interpretation due to the potential differences in position scope. The HR Committee uses the Peer Survey Data benchmarking information and the peer group proxy disclosure data provided by the Compensation Consultant as general guidance, making adjustments to compensation levels based on such interpretations and what the HR Committee believes to be consistent with the overall compensation objectives of the Company and in the best long-term interests of the Company’s stockholders.

The Company’s compensation philosophy has proven to be appropriate and sufficient to attract, motivate, and retain the key executives needed to enhance the performance and profitability of the Company. The HR Committee develops a total target compensation amount for each named executive officer using the objectives described in this compensation overview and the Peer Survey Data percentiles as general guidelines. An individual’s total target compensation may be set at or below the 50th percentile if a named executive officer is in the early stages of his or her career or relatively new to his or her current position. Total target compensation may be set above the 50th percentile if a named executive officer is a seasoned executive and has significant achievements in his or her role at the Company or has extensive work experience in similar positions elsewhere that the HR Committee has determined provides additional value. The HR Committee considers the targeted range together with an assessment of each named executive officer under the considerations mentioned above. The HR Committee also considers (i) the relatively high percentage of performance-based compensation, which may result in total compensation levels that vary from the targeted range described above, (ii) the periodic and relative impact on earnings of external business conditions outside the control of the executives, and (iii) the cyclical nature of certain of the Company’s businesses. The HR Committee may periodically modify certain compensation components to reflect the cyclical nature of these businesses.

EXECUTIVE COMPENSATION

Pay for Performance Philosophy

The Company’s executive compensation philosophy is based on pay for performance. As illustrated in Table 1 below, target incentive compensation, including both annual and long-term compensation is generally within a range of 60% to 70% of a named executive officer’s total target compensation. The HR Committee believes that by having a significant amount of an executive’s compensation based on performance, and consequently at risk of non-payment, the executive will be properly motivated to bring added value to the Company. The Company’s executive compensation programs are also designed to provide significant upside opportunity for exceptional performance and above-market compensation for above-market performance. The Company’s businesses share a number of characteristics, the value of which can be maximized when business leaders are focused on operational flexibility and strategies that drive sustainable growth throughout all Company businesses.

Table 1: 2015 Named Executive Officer Total Target Compensation — Fixed vs. Performance-Based

Objectives of the Executive Compensation Programs

The primary emphasis of the Company’s executive compensation programs is to encourage and reward progress toward the Company’s strategic objectives. These objectives are set by management, with oversight of the Board of Directors, and are designed to promote the long-term interests of the Company’s stockholders. As stockholders themselves, the Company’s leaders are keenly focused on achieving these objectives. The executive compensation programs reflect the Company’s pay for performance philosophy. Table 2 below provides a summary of the executive compensation program objectives.

EXECUTIVE COMPENSATION

Table 2: Executive Compensation Program Summary

Executive Compensation Program Objectives	Executive Compensation Program Design

•  Provide an incentive for long-term value creation for stockholders

• Encourage the highest level of performance and accountability for maximizing the shared characteristics between the Company’s businesses for its overall success

•  Align compensation with annual and long-term business objectives, strategies, and financial targets

•  Motivate senior executives to successfully guide the Company through changing economic cycles and business climates, and lead rapid production capacity adjustments to meet market demands

•  Attract, motivate and retain the key executives needed to enhance the performance and profitability of the Company, taking into account the Company’s diversified portfolio of businesses and its desire to ensure long tenure among its senior executives

•  Encourage executives to enhance the Company’s position as a premier, diversified industrial company

•  Be transparent and easy to understand by the programs’ participants and the Company’s stockholders

•  Use equity-based awards and executive stock ownership requirements to align with stockholder interests

•  Provide above-market compensation opportunity for above-market performance and annual and long-term incentives that are linked to stockholder interests

•  Provide a reasonable mix of fixed and incentive compensation (approximately 32% fixed, 68% incentive for the CEO; approximately 40% fixed, 60% incentive on average for the other named executive officers)

•  Provide a reasonable balance between annual and long-term compensation (approximately 35% annual, 65% long-term for the CEO; approximately 49% annual, 51% long-term on average for the other named executive officers)

•  Be competitive based on the Peer Survey Data and peer group proxy disclosure data (targeted range for total target compensation is generally within 10% above or below the 50th percentile of the Peer Survey Data)

•  Provide compensation levels that address both industry competitiveness and recruiting/retention competitiveness

•  Incorporate enterprise-wide performance metrics to encourage executives to integrate operations and leverage expertise throughout the Company

Benchmarking and Peer Survey Data for 2015 Compensation

The HR Committee retains the Compensation Consultant to provide the HR Committee with guidance on executive compensation-related matters and to perform an annual total compensation study, the product of which is benchmarking information on each of the named executive officers. In setting 2015 compensation, this included data from each company named in the peer group shown in Table 3. The HR Committee considered the data provided by the Compensation Consultant when developing 2015 base salaries, annual incentive compensation, long-term incentive compensation, and total target compensation for the Company’s named executive officers.

The HR Committee performs an annual review to determine whether peer companies remain appropriate. For the 2015 compensation study, the peer companies were revised as shown in Table 3 below to better reflect the Company’s increased revenue. Certain companies were dropped from the peer group because of relative revenue size. The 2015 peer group shown in Table 3 below is comprised of industrial companies with similar size (measured by revenue and market capitalization), span of operation, and business complexity, that the Company could potentially compete with for executive talent. The 2015 peer companies had median revenue of $5.0 billion and market capitalization of $5.1 billion for the most recently reported fiscal year.

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Table 3: Peer Companies Used for 2015

2015 Peer Companies
American Axle & Manufacturing Holdings, Inc.	Joy Global Inc.	Roper Technologies, Inc.
AMETEK, Inc.	Kennametal Inc.*	Ryder System, Inc.*
Chicago Bridge & Iron Company N.V.	The Manitowoc Company, Inc.	SPX Corporation
Crane Co.	Meritor, Inc.	Terex Corporation
Cummins Inc.*	Navistar International Corporation*	The Timken Company
Danaher Corporation*	Oshkosh Corporation*	United Rentals, Inc.*
Dover Corporation	PACCAR Inc*	Valmont Industries, Inc.
Flowserve Corporation	Pentair plc	Worthington Industries, Inc.
Illinois Tool Works Inc.*	Rockwell Automation, Inc.*

*Addition	to peer companies in 2015

The Peer Survey Data is size-adjusted, regressed market data for base salary, target annual and long-term incentive compensation, and total target compensation obtained from the Aon Hewitt Total Compensation Measurement Survey. As a point of reference, for Messrs. Wallace, Perry, Menzies, and McWhirter, the HR Committee also reviewed the most recently available peer group proxy disclosure data for the 2015 peer companies in Table 3; and additionally, for Messrs. Menzies and McWhirter, proxy disclosure data for a group of relevant companies as further described below.

The Company recognizes that other entities may attempt to recruit the Company’s senior executives and key employees. As such, in addition to benchmarking against the peer group listed in Table 3 above, the Company, as a secondary reference point for Messrs. Menzies and McWhirter, reviewed proxy disclosure data for a group of relevant companies that can offer executives similar positions with a greater scope of responsibility or promotion opportunities. This data, combined with the Peer Survey Data, produces a compensation range that addresses both industry competitiveness and recruiting/retention competitiveness. The HR Committee considered this compensation range as a frame of reference for establishing compensation for Messrs. Menzies and McWhirter, but did not target their compensation at any particular level with respect to this proxy disclosure data. For Mr. Menzies, the additional benchmarking was conducted using proxy disclosure data for the following companies: Eaton Corporation plc, GATX Corporation, Parker-Hannifin Corporation, TAL International Group, Inc., and Westinghouse Air Brake Technologies Corporation, as well as, 2015 peer group companies Dover Corporation, Ryder System, Inc., and United Rentals, Inc. For Mr. McWhirter, the additional benchmarking was conducted using proxy disclosure data for the following companies: A.O. Smith Corporation, Actuant Corporation, Briggs & Stratton Corporation, Chart Industries, Inc., Eaton Corporation plc, Lindsay Corporation, and Parker-Hannifin Corporation, as well as, 2015 peer group companies Dover Corporation and Valmont Industries, Inc.

2015 Total Target Compensation

In establishing 2015 total target compensation for the named executive officers, the HR Committee considered individual and Company performance, job responsibilities, alignment with stockholder performance, the importance of retaining a seasoned team of key executives, the Peer Survey Data, peer group proxy disclosure data, and Mr. Wallace’s recommendations. Taking these factors into account, the HR Committee (and the independent directors, with respect to Mr. Wallace) established 2015 total target compensation for each named executive officer as set forth in Table 4, which shows the 2014 and 2015 total target compensation compared to a range of 10% above or below the 50th percentile of the Peer Survey Data. See “Components of Compensation” for further discussion on the establishment of each component of compensation.

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Table 4: Total Target Compensation

The named executive officers provided the leadership and management that was pivotal to the Company’s success in 2014, during which time the Company earned record EPS of $4.19, a 76% increase over the previous record EPS in 2013. Accordingly, each named executive officer received an increase in total target compensation, as shown in Table 4 above. In addition to the exceptional Company performance in 2014, the following individual performance factors drove 2015 increases to base salary, annual, long-term and/or total incentive targets:

Mr. Wallace — his leadership in guiding the Company to record results in 2013 and 2014 and positioning the Company to maximize the strengths of its diversified portfolio of businesses in 2015. Mr. Wallace’s total target compensation was increased to within the targeted range based on the HR Committee’s assessment that the executive compensation program is providing him appropriate incentive to drive performance;

Mr. Perry — his continued success and exceptional performance as CFO and his efforts in maintaining the Company’s strong financial position in 2014 while the Company continued to experience strong growth. Mr. Perry played an important role in executing the Company’s capital allocation strategy, which during 2014 included the allocation of approximately $940 million to acquisitions and capital expenditures supporting growth initiatives. During 2014, Mr. Perry was successful in maintaining and enhancing the Company’s financial flexibility, a key differentiating competency of the Company;

Mr. Menzies — his leadership, expertise, the strong performance of his businesses during 2014, and the potential for competitors to recruit senior executives from the Company. During his tenure, Mr. Menzies has exhibited exceptional leadership in managing the Company’s Rail Group and Railcar Leasing and Management Services Group through changing business climates and fluctuations in demand. Under Mr. Menzies’ leadership, the Rail Group achieved record revenue and operating profit in 2014, and the Railcar Leasing and Management Services Group also delivered record financial results for the year. Mr. Menzies has a valuable blend of skills and significant expertise in asset securitization and capital market transactions, manufacturing operations, and railcar fleet management and maintenance services. Mr. Menzies’s leadership and expertise promote the Company’s operational and financial flexibility, which are key differentiating competencies for the Company;

Mr. McWhirter — his leadership, expertise, the strong performance of his businesses during 2014, and the potential for competitors to recruit senior executives from the Company. During 2014, Mr. McWhirter continued to expand his responsibilities and successfully manage the growth and integration of several Company

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acquisitions and new product lines, including Trinity Meyer Utility Structures, which was the largest acquisition in Company history to date. Mr. McWhirter’s leadership was instrumental as the Company increased its product diversification, gained additional competencies, and enhanced its potential for long-term growth. Under Mr. McWhirter’s leadership, the Inland Barge, Energy Equipment, and Construction Products Groups experienced increases in revenue and operating profit in 2014; and

Mr. Rice — his continued success and exceptional performance as Chief Legal Officer. Mr. Rice is a seasoned executive with seniority in his role and has significant expertise and enterprise knowledge that greatly benefits the Company’s diversified portfolio of businesses.

In addition to the above performance-related factors, the HR Committee considered the executive compensation program design features shown in Table 2 above in setting each component of compensation. After adjustments to base salary, annual and long-term incentive target compensation, the total target compensation for each of the named executive officers was within the targeted range with the exception of Mr. Menzies, who was slightly above the targeted range in recognition of his valuable blend of skills and significant expertise noted above. In the aggregate, the 2015 total target compensation for the named executive officers was within the targeted range of 10% above or below the 50th percentile of the Peer Survey Data. The adjustments to total target compensation were based on the HR Committee’s assessment that the executive compensation program is providing the appropriate incentives to drive performance. The HR Committee believes that the 2015 total target compensation levels for the named executive officers were appropriate.

Components of Compensation

The Company’s executive compensation program has four key components:

•	a base salary;

•	an annual incentive plan;

•	a long-term incentive plan; and

•	a variable executive perquisite allowance.

The Compensation Consultant met with Company management, including the CEO, to discuss the scope and complexity of responsibilities, level of revenue responsibility, and internal reporting relationships for the Company’s named executive officers. Following these discussions, the Compensation Consultant determined the reference points from the Peer Survey Data for the 2014 base salary, annual incentive compensation target, long-term incentive compensation target, and total target compensation of each named executive officer as compared to the 50th percentile of the Peer Survey Data.

After discussions with Company management and a review of the Peer Survey Data, the Compensation Consultant provided comparative information for each executive position. The Compensation Consultant’s analyses, along with the CEO’s compensation recommendations for each named executive officer, were presented to the HR Committee.

Set forth below are the components of total target compensation, how these components were applied to each named executive officer, and an analysis of why such amounts were set or paid. Although the HR Committee generally utilized the range of 10% above or below the 50th percentile of the Peer Survey Data for each component of compensation as a reference point, the HR Committee does not target each component within that particular range as it does generally with total target compensation. In establishing each component of compensation for the named executive officers, the HR Committee considered the same factors as it did for establishing total target compensation, as well as any additional factors noted below.

Base Salary

Base salary is intended to attract, motivate, and retain key executives by providing a consistent level of pay that appropriately and fairly compensates the executive for the breadth, complexity, and scope of responsibility

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inherent in the position. After evaluating the market compensation data, the CEO discusses with the HR Committee his evaluation of each named executive officer, excluding himself. The discussion includes performance for the past year; specific achievements he believes should be highlighted; changes in the breadth, complexity, or scope of responsibilities that have occurred or will occur in the next year; operating results; organizational improvements; and relative pay equity among the named executive officers. As noted above, Mr. Wallace’s compensation is established by all independent members of the Board.

2015 Base Salary

In light of the exceptional Company performance in 2014, in recognition of the individual performance factors set forth under “2015 Total Target Compensation”, recognizing the importance of retaining key executives in anticipation of continued earnings growth in 2015, and upon review of the Peer Survey Data, the 2015 base salaries for the named executive officers were increased to the following: Mr. Wallace $1,050,000, Mr. Perry $540,000, Mr. Menzies $650,000, Mr. McWhirter $600,000, and Mr. Rice $450,000. The 2015 base salaries were increased based on the rationale set forth above under “2015 Total Target Compensation.”

Table 5 reflects the 2014 and 2015 base salaries for the Company’s named executive officers as compared to the base salaries from the 2015 Peer Survey Data, as a point of reference.

Table 5: Base Salary

Incentive Compensation Overview

In establishing annual and long-term incentive compensation programs and respective performance levels, the HR Committee follows a consistent process and philosophy, and takes into account the overall business environment facing the Company. The HR Committee believes that incentive compensation should drive performance in areas that are key to the Company’s long-term success, and that performance levels for this compensation should be appropriately difficult to achieve. The Company benefits greatly from the shared characteristics between its various businesses. The operational flexibility of many of its manufacturing facilities enables them to serve multiple businesses as market demands dictate. Given these inter-business benefits, the HR Committee believes it appropriate to establish uniform performance metrics for the named executive officers. Doing so reinforces the importance and significance of the support that the Company’s businesses provide each other. All senior executives, including the named executive officers, participate in the Company’s incentive compensation programs and have the same performance criteria, which fosters collaboration across the Company’s business groups.

EXECUTIVE COMPENSATION

Incentive-based compensation rewards the named executive officers for meeting annual business objectives, while also maintaining their focus on long-term Company performance, and takes into account the Company’s diversified portfolio of businesses and its desire to ensure long tenure among its senior executives. Incentive compensation is based on achieving measurable goals. As CEO, Mr. Wallace has a unique and broader range of responsibilities than the other named executive officers, including ultimate responsibility for the overall performance and success of the Company. The HR Committee has therefore determined that he should have the highest percentage of target incentive compensation.

The HR Committee establishes threshold, target, and maximum financial performance levels for annual and long-term incentive compensation and believes that each of these levels should be adjusted for each performance period to represent an appropriate amount of effort to achieve. Program participants do not receive incentive compensation until the Company’s performance reaches the threshold performance level. The HR Committee believes that (i) the threshold performance level should be set at a significant percentage of the target performance level, such that a participant will not earn incentive compensation until a significant portion of target performance is attained; (ii) the target performance level should represent a considerable but reasonable level of performance; and (iii) the maximum performance level should represent an aggressive level of performance that will be highly difficult to achieve. The amount of incentive compensation earned is linearly interpolated for Company performance falling between the specified performance levels.

Once the HR Committee has established performance levels for incentive compensation, it receives regular updates throughout the year regarding the Company’s progress with respect to the performance levels and potential payouts under the incentive compensation programs. The HR Committee also continually assesses whether it believes the programs are producing the desired results. At the end of each year, the HR Committee reviews the results of the programs and further assesses the effectiveness of the programs over the preceding year. This review forms the foundation for the incentive compensation programs for the coming year.

The HR Committee may adjust, from year to year, the performance metrics, performance levels, or other elements of the annual incentive compensation program (referred to as “AIP”) with the objective of assuring management’s focus on appropriate performance metrics. The HR Committee also may choose to: (i) modify or discontinue the AIP at any time, overall or as to any one or more named executive officers, including non-payment or partial payment of incentive compensation or granting equity in lieu of cash compensation, with or without notice; (ii) modify a named executive officer’s AIP percentages if his or her responsibilities change significantly; (iii) reduce a named executive officer’s annual incentive compensation on a discretionary basis for failing to meet job performance expectations; (iv) recoup all or any portion of annual incentive compensation under circumstances where the Company restates its financial statements; or (v) remove named executive officers from the AIP at any time. The HR Committee may remove any extraordinary, unusual, or non-recurring items of income or expense from the calculation of financial goal attainment and incentive compensation.

The Company’s 2015 AIP included a performance-based umbrella incentive pool for certain executives that would have allowed for payments to be made to them in the event the Company’s EPS threshold performance level was not met, in order to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For 2015, the HR Committee did not approve any payments out of this umbrella incentive pool. As reported, the 2015 Annual Incentive Compensation Performance Levels and Payouts were exclusively based on the EPS performance metric.

2015 Annual Incentive Compensation Targets

In light of the exceptional Company performance in 2014, in recognition of the individual performance factors set forth under “2015 Total Target Compensation”, recognizing the importance of retaining key executives in anticipation of continued earnings growth in 2015, and after reviewing Peer Survey Data, the HR Committee approved increasing the 2015 annual incentive compensation targets for Mr. Wallace from $1,000,000 to $1,312,500; Mr. Perry from $400,000 to $440,000; Mr. Menzies from $480,000 to $580,000; Mr. McWhirter from $450,000 to $475,000; and Mr. Rice from $330,000 to $340,000. Mr. Wallace’s potential annual incentive compensation is greater since he has ultimate responsibility for the overall success of the Company. To moderate the impact of base salary adjustments on other components of compensation, and facilitate comparisons to market data, a specified dollar amount was used for annual incentive compensation targets rather than a percentage of base salary.

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As a point of reference, Table 6 reflects the 2014 and 2015 annual incentive compensation targets for the Company’s named executive officers as compared to the annual incentive compensation from the 2015 Peer Survey Data.

Table 6: Target Annual Incentive Compensation

2015 Annual Incentive Compensation Performance Levels and Payouts

In performing its annual review of the Company’s incentive compensation programs, the HR Committee determined that the 2014 AIP was highly effective in focusing executive attention on the Company’s EPS. The HR Committee believed that continuing to emphasize EPS was important as the Company continued to build momentum from its strong performance in 2014. In addition, EPS is the primary performance metric used by the investment community to assess the Company’s performance. Accordingly, the HR Committee approved EPS as the exclusive performance metric for the Company’s 2015 AIP payouts. Consistent with the HR Committee’s philosophy, during 2015, the AIP utilized the same performance levels and EPS performance metric for all participants.

The HR Committee maintained the maximum potential payout opportunity in the 2015 AIP at a “stretch” maximum of 250% of a participant’s annual incentive compensation target. This stretch maximum payout opportunity was initially established in 2014 to incent and reward behavior that continues to generate value for stockholders, reward AIP participants as the benefits of key strategic transactions become realized, and was continued in 2015 to recognize the opportunity for continued record EPS in 2015.

The HR Committee established the 2015 AIP performance levels as set forth in Table 7 below, which provides the threshold, target, traditional maximum and stretch maximum EPS performance levels for the 2015 AIP and the potential payout opportunity as a percent of the annual incentive compensation target for the named executive officers. The HR Committee set the stretch maximum 2015 AIP performance level at EPS of $5.25, which was a 25% increase over the Company’s record 2014 EPS. See the “Grants of Plan-Based Awards Table” for more information on possible AIP payments to the named executive officers.

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Table 7: 2015 Annual Incentive Performance Levels and Payout Opportunities

		2015
	2014 Actual EPS	Threshold	Target	Traditional Maximum	Stretch Maximum	Actual
Annual incentive performance levels (EPS)	$4.19	$3.50	$4.20	$4.75	$5.25	$5.08
% Change from 2014 actual EPS		-16%	0%	13%	25%	21%
Named executive officer payout opportunity as a percentage of target		40%	100%	200%	250%	233%

The 2015 threshold EPS performance level of $3.50 represented the second highest EPS in Company history, and was 84% of the Company’s record 2014 EPS. By attaining the threshold EPS performance level of $3.50, participants would earn 40% of their annual incentive compensation target.

The Company’s reported EPS in 2015 was $5.08. Accordingly, the named executive officers received 233% of their respective target annual incentive compensation payout amounts. The 2015 annual incentive compensation amounts paid to each named executive officer were as follows: Mr. Wallace $3,000,000; Mr. Perry $1,025,200; Mr. Menzies $1,351,400; Mr. McWhirter $1,106,750; and Mr. Rice $792,200. Mr. Wallace’s calculated payout of $3,058,125 is limited to $3,000,000 under the AIP.

The HR Committee was pleased with the Company’s growth and financial performance in 2015, and believed that the 2015 AIP performed well by motivating the program participants to grow the Company’s earnings.

Long-Term Incentive Compensation

Long-term incentive compensation (referred to as “LTI”) is a key part of the total target compensation for executives and is provided through the stockholder-approved Third Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan. The overarching purpose of LTI is to align executives’ interests with those of the Company’s stockholders and encourage executives to look beyond the annual planning horizon for ways to improve the Company’s earnings and returns through a variety of strategic and operational initiatives.

Each year, management reviews the Company’s strategic objectives with the Board of Directors and prepares a multi-year assessment of the business environment and the Company’s outlook. The HR Committee uses this information as a guide when establishing the target performance levels for the LTI program.

For 2015, the HR Committee established a target level of long-term incentive compensation (the “target LTI”) for the named executive officers. The target LTI for each named executive officer was set as a specified dollar amount that was used to calculate the named executive officer’s target LTI grant. The target LTI grant is calculated by dividing the target LTI dollar amount for each named executive officer by the average closing stock price over a specified period as determined by the HR Committee. To determine the number of stock units in a named executive officer’s target LTI grant for 2015, the HR Committee directed management to use a 30-day trailing average closing stock price through April 15.

A named executive officer’s target LTI grant can be composed of multiple types of long-term incentives as provided in the Third Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan. Since 2008, the Company has utilized two types of long-term incentives for the named executive officers’ target LTI grants: (i) performance-based restricted stock or stock units; and (ii) time-based restricted stock or stock units. The HR Committee establishes guidelines for the ratio that it expects to award through restricted stock or stock units. The Company has not issued stock options since 2008.

The 2015 target LTI grants made to the named executive officers were comprised of 75% performance-based restricted stock units (“Performance Units”) for the 2015-2017 performance period, and 25% time-based restricted stock units. Establishing the target LTI grants as 75% Performance Units differentiates the Company’s executive compensation program design and helps drive executive accountability for performance of the

EXECUTIVE COMPENSATION

Company as a whole. As shown in Table 8 below, the Company’s use of 75% Performance Units in 2015 compares to 51% of performance-based LTI opportunity made by the 2015 compensation benchmarking peer group. The time-based restricted stock units were granted to reflect the HR Committee’s desire to ensure the long-term commitment of the key executives to build stockholder value.

The HR Committee makes time-based awards to the named executive officers when it determines that such awards will be helpful in retaining the officers. In making this determination, the HR Committee considers a number of factors, including historical time-based awards provided, the officer’s tenure with the Company, and the officer’s performance in his or her respective roles.

Table 8: Average Weighting of LTI Awards

2015 Long-Term Incentive Compensation Targets

In light of the exceptional Company performance in 2014, in recognition of the individual performance factors set forth under “2015 Total Target Compensation” above, recognizing the importance of retaining key executives in anticipation of continued earnings growth in 2015, and after reviewing the Peer Survey Data, the HR Committee approved increasing the 2015 target LTI for Mr. Wallace from $3,750,000 to $4,462,500; Mr. Perry from $1,000,000 to $1,200,000; Mr. Menzies from $1,100,000 to $1,300,000; and Mr. McWhirter from $1,000,000 to $1,100,000. Mr. Rice’s target LTI remained at $650,000 based on the Peer Survey Data comparison. To moderate the impact of base salary adjustments on other components of compensation, and to facilitate comparisons to market data, a specified dollar amount was used for long-term incentive compensation targets rather than a percentage of base salary. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.

EXECUTIVE COMPENSATION

Table 9 reflects the 2014 and 2015 target long-term incentive compensation for the Company’s named executive officers as compared to the long-term incentive compensation from the 2015 Peer Survey Data, as a point of reference.

Table 9: Target Long-Term Incentive Compensation

Performance Unit Component

The Company uses a performance-based restricted stock unit program (the “Performance Unit Program”) for the performance-based component of the named executive officers’ target LTI grants. This program is designed to (i) increase the visibility of the long-term incentive performance goals for the program’s participants, (ii) align their efforts toward achieving these goals, and (iii) reinforce pay for performance linkage through settlement of awards immediately following the end of the relevant performance period.

The Performance Unit Program is designed to accomplish these goals by granting Performance Units at 75% of the participant’s pre-established target LTI level at the beginning of a three-year performance period. The Company’s attainment of the performance levels during the performance period determines the number of units that are ultimately earned and converted into shares of Common Stock following the end of the performance period. These units are non-voting and do not pay dividends during the performance period.

Performance Unit Component Performance Levels

In 2015, the HR Committee established cumulative EPS as the exclusive performance metric for the Performance Unit Program for the 2015-2017 performance period. Given the Company’s historical use of the EPS metric and its record-breaking growth over the past few years, it is an effective means to motivate the executives toward exceptional performance for the Company over a long-term period. In addition, the HR Committee believes EPS to be the primary performance metric used by the investment community to assess the Company’s performance. The threshold, target, and maximum performance levels represent growth of 26%, 54%, and 72%, respectively, over the 2012-2014 three year performance period. See Table 10, “Performance Levels for the Performance Unit Program” below.

EXECUTIVE COMPENSATION

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and, therefore, should not be considered as statements of the Company’s expectations or estimates.

Table 10: Performance Levels for the Performance Unit Program

Performance Unit Program Grants in 2015

In 2015, the named executive officers were granted 75% of their respective target LTI compensation as Performance Units under the Performance Unit Program. At the end of the 2015-2017 performance period, the named executive officers can earn from 30% of the target grant at the threshold level up to 200% of the target grant at the maximum level. If the Company achieves target level EPS, the named executive officers will retain 100% of their grant under the Performance Unit Program. The named executive officers will earn 0% of the target grant if the Company does not achieve the threshold performance level EPS. For Company performance falling between the performance levels, the amount of the grant awarded is linearly interpolated. See the “Grants of Plan-Based Awards Table” for the specific number of Performance Units granted to each named executive officer in 2015 under the Performance Unit Program.

Time-Based Restricted Stock Unit Grants in 2015

In 2015, the named executive officers were granted 25% of their respective target LTI compensation as time-based restricted stock units. These units were granted to reflect the HR Committee’s desire to ensure the long-term commitment of the key executives to build stockholder value. These time-based restricted stock units will vest in equal installments on May 15, 2018 and 2019 if the named executive officer remains an employee with the Company on such dates.

EXECUTIVE COMPENSATION

2012-2014 Performance Unit Vesting

Performance levels for the 2012-2014 Performance Unit grants were set at cumulative three year EPS levels for the 2012-2014 performance period as shown in Table 10 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold performance to 200% of the target grant by attaining maximum performance.

The Company earned cumulative EPS of $8.16 for the 2012-2014 performance period, which exceeded the maximum performance level of $4.50. By exceeding the maximum level of performance, the executives earned 200% of the units granted in 2012 for the 2012-2014 performance period, which vested in 2015. The HR Committee was pleased with the Company’s growth and financial performance during the 2012-2014 performance period, and believed that the 2012-2014 Performance Unit grants performed well by motivating the program participants to grow the Company’s earnings.

2013-2015 Performance Unit Vesting

Performance levels for the 2013-2015 Performance Unit grants were set at cumulative three year EPS levels for the 2013-2015 performance period as shown in Table 10 above. Participants had an opportunity to earn from 30% of the target grant by attaining threshold performance to 200% of the target grant by attaining maximum performance.

The Company earned cumulative EPS of $11.65 for the 2013-2015 performance period, which exceeded the maximum performance level of $7.15. By exceeding the maximum level of performance, the executives earned 200% of the units granted in 2013 for the 2013-2015 performance period, which vest in 2016. The HR Committee was pleased with the Company’s growth and financial performance during the 2013-2015 performance period, during which time the Company attained record EPS for three consecutive years, a 302% increase from the previous three year period (2010-2012 cumulative EPS of $2.90). The HR Committee believed that the 2013-2015 Performance Unit grants performed well by motivating the program participants to grow the Company’s earnings.

2016 Compensation

The 2016 total compensation study utilized the same methodology and process as 2015, as described in “Benchmarking and Peer Survey Data for 2015 Compensation” above. The HR Committee performed its annual review to determine whether the peer companies remain appropriate. For the 2016 compensation study, the peer companies remained unchanged from the 2015 peer companies shown in Table 3 above.

2016 Total Target Compensation

In establishing 2016 total target compensation for the named executive officers, the HR Committee considered individual and Company performance, job responsibilities, alignment with stockholder performance, the Peer Survey Data, peer group proxy disclosure data, the importance of retaining a seasoned team of key executives, and Mr. Wallace’s recommendations. Mr. Wallace requested that his compensation remain unchanged in 2016. The Company earned $5.08 EPS in 2015, an increase of 21% over the 2014 EPS of $4.19, which was the previous Company record. The named executive officers played a pivotal role in the Company’s success during 2015. In addition to the exceptional Company performance, the following individual performance factors drove the establishment of 2016 base salary, annual, long-term and/or total incentive targets: Mr. Wallace, to recognize his leading the Company to record performance in 2015; Mr. Perry, in recognition of his continued success and exceptional performance as CFO and his efforts in maintaining the Company’s strong financial position in 2015 while the Company continued to experience strong growth; Messrs. Menzies and McWhirter in recognition of the strong performance in their respective businesses and to recognize the potential for competitors to recruit senior executives from the Company; and Mr. Rice in recognition of his significant expertise and enterprise knowledge that greatly benefits the Company’s diversified portfolio of businesses. In the aggregate, the 2016 total target compensation for the named executive officers was within the targeted range of 10% above or below the 50th percentile of the Peer Survey Data.

2016 Base Salary

As noted above, upon recommendation of the HR Committee, Mr. Wallace’s compensation is set by all independent members of the Board of Directors. Mr. Wallace’s base salary of $1,050,000 remained unchanged

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from 2015. Mr. Wallace evaluated each of the other named executive officers with respect to individual performance, job responsibilities, and market comparisons and made base salary recommendations to the HR Committee. The 2016 base salaries for these named executive officers were established as follows: Mr. Perry $556,000, Mr. Menzies $682,500, Mr. McWhirter $618,000, and Mr. Rice $470,000.

2016 Annual Incentive Compensation Targets

The HR Committee determined that the target annual incentive payout amounts established in 2015 were providing the desired motivation for the named executive officers. Accordingly, for reasons set forth under “2016 Total Target Compensation” above, for 2016, annual incentive compensation targets for each named executive officer were set as follows: Mr. Wallace $1,312,500, Mr. Perry $450,000, Mr. Menzies $615,000, Mr. McWhirter $500,000, and Mr. Rice $350,000. Mr. Wallace’s annual incentive target remained unchanged from 2015. In light of current economic conditions, the maximum payout opportunity in the 2016 AIP will be 200% of a participant’s annual incentive compensation target, which was the Company’s historically set maximum payout opportunity percentage prior to 2014. Participants’ percentage payouts for the 2016 AIP were set at 40%, 100%, and 200% of their respective target annual incentive pay for threshold, target, and maximum performance, respectively, subject to a maximum payout of $3,000,000. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.

Setting 2016 Annual Incentive Compensation Performance Levels

At its meetings throughout 2015, the HR Committee received regular updates on the financial performance of the Company and the related potential payouts to the named executive officers, and monitored the degree of difficulty in achieving the various performance levels. At the end of 2015, the HR Committee reviewed the Company’s performance and was pleased with the results. The Company’s record 2015 EPS of $5.08 represents growth of 21% over 2014 EPS of $4.19. The HR Committee determined that continued focus on EPS was desirable and therefore again established EPS as the performance metric for the 2016 AIP, as well as a performance-based umbrella incentive pool similar to 2015.

For 2016, the Company anticipates the current weak market conditions will continue throughout the year, and the HR Committee established the AIP performance levels reflective of such market conditions. The HR Committee established the 2016 AIP performance levels as follows: (i) threshold at $2.00 of EPS; (ii) target at $2.45 of EPS; and (iii) maximum at $2.87 of EPS. The HR Committee believes these levels provide appropriate motivation and reward for potential EPS.

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and should, therefore, not be considered as statements of the Company’s expectations or estimates.

2016 Long-Term Incentive Compensation Targets

In performing its annual assessment of the Company’s incentive compensation programs, the HR Committee determined that the LTI payout targets established in 2015 were providing the desired motivation for the named executive officers. The HR Committee also determined that it was appropriate for the 2016 target LTI amounts to include a time-based component to reflect the HR Committee’s desire to ensure the long-term commitment of the key executives to build stockholder value. Accordingly, the target LTI grants for 2016 will be 75% performance-based and 25% time-based.

For the reasons set forth under “2016 Total Target Compensation”, the 2016 LTI targets for each named executive officer were set as follows: Mr. Wallace $4,462,500, Mr. Perry $1,300,000, Mr. Menzies $1,400,000, Mr. McWhirter $1,150,000, and Mr. Rice $675,000. Mr. Wallace’s target LTI remained unchanged from 2015. At the end of the performance period, the named executive officers can earn from 30% of the performance-based portion of the target grant at the threshold level up to 200% at the maximum level. See the “Grants of Plan-Based Awards Table” for more information on possible future payments to the named executive officers.

EXECUTIVE COMPENSATION

Setting 2016 Long-Term Incentive Compensation Performance Levels

The 2016 target LTI grants made to the named executive officers are comprised of 75% performance-based restricted stock units for the performance period 2016-2018 and 25% time-based restricted stock units. The HR Committee determined to utilize EPS and return on net assets (“RONA”), as defined by the HR Committee, as the performance metrics for the performance period 2016-2018, representing 50% and 25%, respectively, of the named executive officers’ target LTI grant. The threshold, target, and maximum EPS performance levels for the performance period 2016-2018 were established as follows: (i) threshold at $4.85 of cumulative EPS; (ii) target at $6.50 of cumulative EPS; and (iii) maximum at $7.60 of cumulative EPS. The threshold, target, and maximum RONA performance levels for the performance period 2016-2018 were established as follows: (i) threshold at 5.66% of RONA; (ii) target at 6.36% of RONA; and (iii) maximum at 7.36% of RONA. The remaining 25% of the named executive officers’ target LTI grant will be made in the form of time-based restricted stock units, with such awards vesting 50% on May 15, 2019 and 50% on May 15, 2020, if the named executive officer remains an employee in good standing on such date.

It is important to note that performance goals are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and, therefore, should not be considered as statements of the Company’s expectations or estimates.

Executive Perquisite Allowance

The Executive Perquisite Allowance is a partially performance-based allowance that replaces certain traditional job-related benefits for executives. The Company believes that this allowance serves as a recruiting tool and part of a competitive compensation program, enhances the named executive officers’ ability to conduct the Company’s business, and streamlines the administration of executive perquisites. Each named executive officer is required to use $6,000 of the amount received under the Executive Perquisite Allowance to maintain a four-door sedan, Company-approved levels of automobile insurance and other maintenance, and to forego expense reimbursement for the first 10,000 business miles annually. In 2015, the Company did not reimburse any named executive officer for mileage.

The amount of the Executive Perquisite Allowance each year is a specified percentage of an executive’s base salary (ranging from 7.5% to 10%, with a cap of $75,000 per year) as determined annually by the HR Committee based on the Company’s current and potential future performance. The percentage may be set at up to 10% of base salary if the Company’s annual EPS exceeds $1.00 and is forecast to remain above that level for the coming year. In establishing the percentage, the HR Committee reviews and considers the Company’s performance in the past year and the business plan for the coming year. For future years, the Executive Perquisite Allowance for current participants, including the named executive officers, will remain based on each participant’s 2015 base salary. Additional information on the value of perquisites offered to each named executive officer in 2015 can be found in the footnotes and narrative disclosure pertaining to the “Summary Compensation Table.”

Post-employment Benefits

The Company’s retirement, savings, and transition compensation plans are designed to assist executives in the transition from active employment. The HR Committee believes these plans assist in recruiting and retaining senior executives and facilitate employment transition. Each of the plans is discussed in the “Compensation of Executives” section of this proxy statement. The Company’s retirement, savings, and transition compensation plans consist of the following:

•	Trinity Industries, Inc. Standard Pension Plan (the “Standard Pension Plan”) — a funded, tax qualified, non-contributory defined benefit pension plan that covers certain of the Company’s employees, including the named executive officers. Earnings are capped by the Code, for those defined as “highly compensated employees.”

•	Effective March 31, 2009, the Board amended the Standard Pension Plan to reduce future pension costs. Under this amendment, all future benefit accruals under the Standard Pension Plan automatically ceased for all participants, and the accrued benefits under the Standard Pension Plan were determined and frozen as of that date. The amendment to the Standard Pension Plan did not affect other benefits earned by participants prior to March 31, 2009. No new participants have been added to the Standard Pension Plan since it was frozen.

EXECUTIVE COMPENSATION

•	Trinity Industries, Inc. Supplemental Retirement Plan (the “Supplemental Retirement Plan”) — a non-qualified plan that provides annual retirement benefits that are not provided under the Standard Pension Plan because of Code limitations. Several years ago the Board of Directors made the decision to discontinue adding executives to this plan. Mr. Wallace was a participant at the time and was grandfathered. As a result, Mr. Wallace is the only current employee who participates in the Supplemental Retirement Plan. In addition to Mr. Wallace, certain retired employees, or their spouses, participate in the Supplemental Retirement Plan. Effective March 31, 2009, the Board amended the Supplemental Retirement Plan to reduce future retirement plan costs. This amendment provided that all future benefit accruals under the Supplemental Retirement Plan automatically ceased and the accrued benefits under the Supplemental Retirement Plan were determined and frozen as of that date, including Mr. Wallace’s benefits.

•	Trinity Industries, Inc. Profit Sharing 401(k) Plan (the “401(k) Plan”) — a voluntary, tax qualified, defined contribution plan that covers most of the Company’s employees, including the named executive officers, and includes a potential annual Company match for a portion of each employee’s contribution.

In 2009, the Board, in connection with its decision to freeze the Standard Pension Plan, amended the 401(k) Plan effective with the 2009 Plan year to (i) allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan that provides for potential annual contributions by the Company to the participating employee’s account of up to an additional 3% of an employee’s base pay, subject to the Code limit for 401(k) plans, depending upon years of service (the “Annual Retirement Contribution”) and (ii) require Board approval for the Company to make the 401(k) Company match and the Annual Retirement Contribution.

•	Trinity Industries, Inc. Supplemental Profit Sharing Plan (the “Supplemental Plan”) — a supplemental deferred profit sharing plan for highly compensated employees, including the named executive officers, that allows them to defer a portion of their base pay and annual incentive and includes a Company match for a portion of their contribution.

•	Transition Compensation Plan (the “Transition Compensation Plan”) — a plan designed to facilitate a smooth transition when the executive separates from service with the Company. The Transition Compensation Plan is a long-term plan whereby an amount equal to 10% of a participant’s salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2015). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the following conditions:

(i)	The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the Chief Executive Officer to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.

(ii)	For a minimum of one year after completing the required transition, the participant must be available to the Company for consultation, at mutually agreed remuneration, regarding the Company’s business and financial affairs.

(iii)	For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the Chief Executive Officer or the Chairman of the HR Committee.

Change in Control Agreements

The Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management to the interests of stockholders without distraction in potential circumstances arising from the possibility of a change in control of the Company. Accordingly, the Company has entered into a change in control agreement with each of the named executive officers that provides for certain vesting upon a change in control and the payment of certain compensation if the named executive officer’s employment with the Company is terminated under one of the circumstances described in the agreement in connection with a change in control of the Company (as defined in the agreement). These

EXECUTIVE COMPENSATION

agreements are for continuous two-year terms until terminated by the Company upon specified notice and continue for two years following a change in control. The agreements provide for payment to the named executive officers of a lump sum equal to three times (i) the amount of his or her base salary, and (ii) the higher of the average bonus earned over the previous three years or the target bonus for the fiscal year in which the change in control occurs. The severance benefits provided by the change in control agreements also include, for 36 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits which were being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.

The change in control agreements contain a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the named executive officer’s employment before compensation will be paid under the agreement. A qualifying termination must be for (i) reasons other than as a result of the executive’s death, disability, retirement, or termination of employment by the Company for “cause”; or (ii) termination of employment by the named executive officer for “good reason.” In addition, the agreements contain a non-compete provision to protect the Company’s business goodwill. Further, the named executive officer is required to execute a release of claims against the Company to receive compensation under the agreement.

The change in control agreements do not include excise tax gross ups. Instead, if any payment to which the named executive officer is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the named executive officer shall be solely responsible for the payment of all income and excise taxes due from the named executive officer and attributable to such payment, with no right of additional payment from the Company as reimbursement for any excise taxes.

The Company considers the compensation payable under the agreement upon specified events of termination following a change in control to be appropriate in light of the unique mix of the industries in which it is engaged, the limited number of companies in many of those industries, and the uncertain length of time necessary to find new employment. The level of payments and benefits provided under the change in control agreements are considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but are not specifically considered by the HR Committee when making changes in base salary, annual incentive compensation, or long-term incentive compensation. The change in control severance benefits are discussed in the Compensation of Executives section under “Potential Payments Upon Termination or Change in Control.” The Company does not have severance agreements with named executive officers other than in connection with the change in control agreements.

Health and Welfare Benefits

The Company-supported medical plan, life insurance, and long-term disability plan, and employee-paid dental, vision, critical illness insurance, and optional life insurance are substantially similar for the named executive officers as for all full-time employees. The Company does not provide health benefits to retirees.

Compensation-Related Policies and Positions

Internal Equity Regarding CEO Compensation

The HR Committee follows the same processes and methods disclosed herein to establish the compensation for all other named executive officers as it does in recommending to the independent directors the compensation package for Mr. Wallace. As noted previously, his position as CEO is compared to other executives in comparable positions in the Peer Survey Data. Since as the CEO of the Company he has a unique and greater set of responsibilities as compared to the other named executive officers, including having the ultimate responsibility for the overall success of the Company, the Board of Directors does not consider his compensation to be comparable to the compensation of the other named executive officers.

EXECUTIVE COMPENSATION

Recoupment on Restatement

The Board of Directors has adopted a Company policy that allows payouts to be recouped under annual and/or long-term incentive plans if the financial statements on which they are based are subsequently required to be restated as a result of errors, omissions, fraud, or other misconduct. The policy provides discretion to the HR Committee to make such determinations while providing a framework to guide their decisions.

Stock Ownership Requirements; Anti-Hedging/Anti-Pledging Policy

Stock ownership requirements have been adopted that require the CEO to maintain ownership of Company Common Stock valued at six times base salary, the other named executive officers at three times base salary, and the Board of Directors at three times annual cash retainer. Stock ownership is defined as (i) stock owned without restrictions; (ii) shares or units granted on which restrictions remain, including restricted shares that vest at retirement; (iii) shares or share equivalents held in a qualified or non-qualified profit sharing plan; and (iv) equivalent shares determined from vested, in-the-money stock options. Stock owned without restriction must comprise at least 50% of a named executive officer’s stock ownership level. Individuals subject to the stock ownership requirements have five years to achieve compliance with the ownership requirements, subject to extensions in limited circumstances. The named executive officers are not permitted to sell vested shares until they have reached their stock ownership requirements. The named executive officers and the directors are all in compliance with the Company’s stock ownership requirements.

The Company has also adopted a policy prohibiting the named executive officers, members of the Board of Directors, and other members of management from (i) engaging in derivative transactions (including hedging) with respect to the Company’s Common Stock and other securities and (ii) pledging the Company’s Common Stock and other securities (e.g., using such securities for margin loans or to collateralize other indebtedness).

Limitation on Deductibility of Executive Compensation

For a publicly-held corporation, Section 162(m) of the Code limits the federal income tax deduction for the compensation of certain executive officers that exceeds $1 million per year. “Performance-based” compensation is not subject to the limitations on deductibility. The HR Committee monitors deductibility options; however, it may authorize compensation that may not be deductible when it deems doing so to be in the best interest of the Company and its stockholders.

Conclusion

The HR Committee believes the executive compensation programs provide appropriate incentives to each executive officer to strive for the Company’s achievement of outstanding operating results and concurrent preservation of, and improvements to, the Company’s financial condition, thereby clearly aligning each executive’s potential compensation with the long-term interests of stockholders. In summary, the Company’s executive compensation programs contribute to a high-performance culture where executives are expected to deliver results that promote the Company’s position as a premier, diversified industrial company.

Human Resources Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources Committee

Rhys J. Best, Chair

Leldon E. Echols

Ronald J. Gafford

Charles W. Matthews

Douglas L. Rock

EXECUTIVE COMPENSATION

Compensation of Executives

Summary Compensation Table

The following table and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of the Company’s executive compensation programs.

The “Summary Compensation Table” below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2015, 2014, and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy R. Wallace Chairman, Chief Executive Officer and President	2015	$1,050,000	$—	$3,461,651	$3,000,000	$73,601	$550,275	$8,135,527
	2014	1,000,000	—	3,963,478	2,500,000	2,419,695	510,600	10,393,773
	2013	950,000	—	7,510,530	1,900,000	42,546	439,475	10,842,551
James E. Perry Senior Vice President and Chief Financial Officer	2015	540,000	—	930,845	1,025,200	10,836	236,012	2,742,893
	2014	500,000	—	1,056,892	1,000,000	5,747	224,588	2,787,227
	2013	465,000	—	1,534,551	697,500	3,688	185,843	2,886,582
D. Stephen Menzies Senior Vice President and Group President	2015	650,000	—	1,008,451	1,351,400	32,660	278,390	3,320,901
	2014	615,000	—	1,712,264	1,200,000	67,725	258,600	3,853,589
	2013	580,000	—	2,575,039	928,000	18,124	224,100	4,325,263
William A. McWhirter II Senior Vice President and Group President	2015	600,000	—	853,293	1,106,750	27,917	252,567	2,840,527
	2014	575,000	—	1,056,892	1,125,000	127,963	252,588	3,137,443
	2013	550,000	—	2,272,116	880,000	15,061	222,375	3,939,552
S. Theis Rice Senior Vice President and Chief Legal Officer	2015	450,000	—	504,212	792,200	16,123	211,499	1,974,034
	2014	431,000	—	687,029	825,000	108,070	199,749	2,250,848
	2013	416,000	—	1,567,099	624,000	6,555	171,485	2,785,139

(1)	For Messrs. Wallace, Perry, McWhirter, and Rice $33,750; $11,880; $13,200; $24,750, respectively, of the above amount was deferred pursuant to the Supplemental Plan and also is reported in the “Nonqualified Deferred Compensation Table.”
(2)	Equity awards are the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2015. Amounts include grants of performance-based restricted stock units under the Performance Unit Program for the 2015-2017 performance period at target value for Messrs. Wallace $2,601,231; Perry $699,476; Menzies $757,786; McWhirter $641,193; and Rice $378,880. The potential maximum values for the grants under the Performance Unit Program are for Messrs. Wallace $5,202,462; Perry $1,398,953; Menzies $1,515,573; McWhirter $1,282,387; and Rice $757,759. The amount includes grants of restricted stock units to Messrs. Wallace 31,703 units; Perry 8,525 units; Menzies 9,236 units; McWhirter 7,815 units; and Rice 4,618 units. The grant date value of these grants were for Messrs. Wallace $860,419; Perry $231,369; Menzies $250,665; McWhirter $212,099; and Rice $125,333.

EXECUTIVE COMPENSATION

(3)	Non-equity incentive plan compensation represents cash awards earned during 2015 under the 2015 Annual Incentive Program based on goal achievements. For 2015, for Messrs. Wallace, Perry and Rice, $90,000; $10,252; and $39,610, respectively, of the above amount was deferred pursuant to the Supplemental Plan and is also reported in the “Nonqualified Deferred Compensation Table.”
(4)	This column represents both changes in pension value for the named executive officers, as well as above market earnings on deferred compensation. During 2015, total pension values under the Standard Pension Plan and the Supplemental Retirement Plan for Mr. Rice increased $2,000. Messrs. Wallace, Menzies and McWhirter decreased $109,000; $4,000; and $22,000, respectively. In accordance with SEC rules, these negative amounts have been reported at $0 in this table. For 2015 for Messrs. Wallace, Perry, Menzies, McWhirter and Rice, the above market earnings on nonqualified deferred compensation under the Transition Compensation Plan were $73,601; $10,836; $32,660; $27,917; and $16,123, respectively.
(5)	The following table is a breakdown of all other compensation included in the “Summary Compensation Table” for the named executive officers:

All Other Compensation

Name	Year	Executive Perquisite Allowance(1)	Perquisites and Other Personal Benefits	Company Contributions to Defined Contribution Plans(2)	Executive Transition Compensation Plan(3)	Total All Other Compensation
Timothy R. Wallace	2015	$75,000	—	$70,275	$405,000	550,275
	2014	100,000	—	60,600	350,000	510,600
	2013	95,000	—	59,475	285,000	439,475
James E. Perry	2015	54,000	—	25,492	156,520	236,012
	2014	50,000	—	24,588	150,000	224,588
	2013	46,500	—	23,093	116,250	185,843
D. Stephen Menzies	2015	65,000	—	13,250	200,140	278,390
	2014	61,500	—	15,600	181,500	258,600
	2013	58,000	—	15,300	150,800	224,100
William A. McWhirter II	2015	60,000	—	21,892	170,675	252,567
	2014	57,500	—	25,088	170,000	252,588
	2013	55,000	—	24,375	143,000	222,375
S. Theis Rice	2015	45,000	—	42,279	124,220	211,499
	2014	43,100	—	31,049	125,600	199,749
	2013	41,600	—	25,885	104,000	171,485

(1)	Represents the amounts payable pursuant to the Executive Perquisite Allowance.
(2)	Represents the Company’s matching amounts and the Additional Retirement Contribution under the Company’s 401(k) Plan for 2015 for Messrs. Wallace $15,900; Perry $14,552; Menzies $13,250; McWhirter $15,292; and Rice $9,279 and under the Company’s Supplemental Plan for 2015 for Messrs. Wallace $54,375; Perry $10,940; McWhirter $6,600; and Rice $33,000.
(3)

Represents an amount equal to 10% of the salaries and annual incentive compensation set aside pursuant to the Transition Compensation Plan. These amounts also are included in the “Nonqualified Deferred Compensation Table.” Each named executive officer participates in the Transition Compensation Plan which is an unfunded long-term plan whereby an amount equal to 10% of salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2015). The account is payable to the

EXECUTIVE COMPENSATION

participant in a lump sum or annual installments from one to 20 years, subject to compliance with the following conditions:

(i)	The participant must give at least six months advance written notice of intent to transition out of his or her position and must work with the Chief Executive Officer to develop and implement an agreed-on succession process to facilitate the smooth transition of the participant’s duties and responsibilities to his or her successor.

(ii)	For a minimum of one year after completing the required transition, the participant must be available to the Company for consultation, at mutually-agreed remuneration, regarding the Company’s business and financial affairs.

(iii)	For one year after separation from service, the participant may not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without the prior written consent of the Chief Executive Officer or the Chairman of the HR Committee.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table summarizes the 2015 grants of equity and non-equity plan-based awards for the named executive officers and the 2016 grants of non-equity plan-based awards for the named executive officers.

Grants of Plan-Based Awards Table

		Estimated Possible Payouts and Future Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards Number of Shares of Stock or Awards (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy R. Wallace
2015 Annual Incentive Plan		525,000	1,312,500	3,000,000
2015 Equity Awards	05/04/15				28,533	95,109	190,218	31,703	$3,461,651
2016 Annual Incentive Plan		525,000	1,312,500	2,625,000
James E. Perry
2015 Annual Incentive Plan		176,000	440,000	1,100,000
2015 Equity Awards	05/04/15				7,673	25,575	51,150	8,525	$930,845
2016 Annual Incentive Plan		180,000	450,000	900,000
D. Stephen Menzies
2015 Annual Incentive Plan		232,000	580,000	1,450,000
2015 Equity Awards	05/04/15				8,312	27,707	55,414	9,236	$1,008,451
2016 Annual Incentive Plan		246,000	615,000	1,230,000
William A. McWhirter II
2015 Annual Incentive Plan		190,000	475,000	1,187,500
2015 Equity Awards	05/04/15				7,033	23,444	46,888	7,815	$853,293
2016 Annual Incentive Plan		200,000	500,000	1,000,000
S. Theis Rice
2015 Annual Incentive Plan		136,000	340,000	850,000
2015 Equity Awards	05/04/15				4,156	13,853	27,706	4,618	$504,212
2016 Annual Incentive Plan		140,000	350,000	700,000

(1)	The grant date of all stock awards is the date of the HR Committee meeting or Board meeting at which such award was approved.
(2)

Represents the potential amounts payable in 2016 under the 2015 Annual Incentive Program for attainment of performance goals and potential amounts payable in 2017 under the 2016 Annual Incentive Program for

EXECUTIVE COMPENSATION

attainment of performance goals. As previously noted, the awards under the 2015 Annual Incentive Program paid at 233% of Target.
(3)	For 2015 equity awards, represents the number of performance-based restricted stock units that were awarded in May 2015 to each of the named executive officers as performance-based awards based on financial performance for 2015 through 2017. These units are earned and vest as discussed below.
(4)	Represents the restricted stock units awarded in May 2015.
(5)	The grant date fair value of the stock awards is calculated in accordance with ASC Topic 718.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

The stock awards described in the “Summary Compensation Table” are the dollar amounts of the grant date fair value of the awards calculated in accordance with ASC Topic 718. It is important to note that the performance goals discussed below are part of the Company’s incentive program and do not correspond to any financial guidance that the Company has provided to the investment community or that the Company will provide for future years and should, therefore, not be considered as statements of the Company’s expectations or estimates.

The equity awards granted in May 2015 to the named executive officers were grants of 75% performance-based restricted stock units and 25% time-based restricted stock units, all granted pursuant to the Third Amended and Restated 2004 Stock Option and Incentive Plan. The performance-based restricted stock unit awards were made at the target amount for each named executive officer, based on the Company’s 2015 — 2017 financial performance target of $12.60 EPS. Recipients of the performance-based restricted stock units will not earn any such units unless the Company achieves threshold performance level of cumulative $10.30 EPS for the performance period. Recipients may earn the following percentages of the target grant amount: (i) 30% of the target grant for threshold performance ($10.30 cumulative EPS); (ii) 100% of the target grant for target performance ($12.60 cumulative EPS); and (iii) 200% of the target grant for maximum performance ($14.00 cumulative EPS). For performance falling between the specified levels, the amount of units earned will be interpolated accordingly. During the performance period, recipients do not earn dividends on, and are not entitled to vote with respect to, the performance-based restricted stock units.

In 2015, the named executive officers were granted 25% of their respective target LTI compensation as time-based restricted stock units. These units were granted to reflect the HR Committee’s desire to ensure the long-term commitment of key executives to build stockholder value. These time-based restricted stock units will vest in equal installments on May 15, 2018 and 2019 if the named executive officer remains an employee on such dates. During the vesting period, recipients do not earn dividends on, and are not entitled to vote with respect to, the time-based restricted stock units.

Each performance-based restricted stock unit earned will convert into one share of Common Stock and vest on May 15, 2018. In the event of death or disability occurring prior to the third anniversary of the date of grant, the performance metrics will be assumed to have been met at target, with the actual number of shares to be awarded determined by multiplying the target grant by a fraction, the numerator of which is the number of days since the date of grant to the date of death or disability and the denominator of which is the number of days in the full performance period. In the event of a change in control of the Company, the performance metrics will be assumed to have been met at target level and the recipients will earn the target grant of units. In the event of retirement or termination without cause prior to the third anniversary of the date of grant, the number of performance-based restricted stock units earned will be based on the level of achievement for the entire performance period, multiplied by a fraction, the numerator of which is the number of days from the date of grant to the date of retirement or termination without cause, and the denominator of which is the number of days in the full performance period. However, in the event of such a retirement or termination without cause, all units earned (and shares payable with respect thereto) are subject to forfeiture, at the discretion of the HR Committee, if the recipient of the grant is affiliated in certain respects with a competitor, customer, or supplier of the Company.

The non-equity incentive plan awards for 2015 to the named executive officers were based on Company EPS of $5.08.

EXECUTIVE COMPENSATION

The estimates for future payouts under the 2016 Annual Incentive Program represent potential payments of annual incentive compensation for 2016 based on EPS. To achieve target, the Company must earn EPS of $2.45 for 2016, as adjusted to exclude certain extraordinary or unusual items.

See “Setting 2016 Annual Incentive Compensation Performance Levels” under “Compensation Discussion and Analysis” above for a description of the goals.

The Company has an Executive Perquisite Allowance that in 2015 provided to the named executive officers an allowance of 10% of base salary up to $75,000 in lieu of providing traditional job-related benefits. Other than being required to use $6,000 of the perquisite allowance to maintain a four-door sedan, including insurance and other maintenance, and to forego reimbursement for the first 10,000 business miles annually, the perquisite allowance is to be used at the discretion of the executive for perquisite-type expenses. It is intended that the perquisite allowance will eliminate charges to the Company for personal benefits for the executives that are not provided to Company employees generally, other than occasional de minimis items such as the use of Company tickets to entertainment events or expenses related to spousal travel. The perquisite allowance is not intended to cover personal use of the Company’s aircraft or commuting or relocation expenses. For security purposes, the Board requires the CEO to use the Company aircraft for personal travel to the extent possible, and the value attributed to such personal use is calculated using the aggregate incremental cost method. Incremental costs include the cost of fuel, catering, landing fees, flight crew expenses, “dead head” costs of flying aircraft to and from locations for personal use, and the additional tax paid as a result of lost tax deductions. Other named executive officers may have periodic personal use of the Company aircraft. During 2015, no named executive officer had personal use of Company aircraft.

The Company has a 401(k) Plan that permits employees to elect to set aside a portion of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. Depending upon years of service, the Company may match up to 50% of no more than 6% of the employee’s compensation set aside for this purpose. For employees who participate in the enhancement to the 401(k) Plan, the Company contributes up to an additional 3% of the employee’s base salary (subject to the maximum limit permitted by the Code) depending upon years of service to the account of employees participating in the enhanced portion of the 401(k) Plan as an Annual Retirement Contribution. As a result of the amendment to the Standard Pension Plan adopted in 2009, the named executive officers’ accrued benefits were frozen and no future benefits will accrue under the Standard Pension Plan. Therefore, commencing with the 401(k) Plan’s 2009 plan year, all of the named executive officers were eligible to participate in the enhanced portion of the 401(k) Plan. Matching contributions under the Supplemental Plan are discussed under “Nonqualified Deferred Compensation.”

Base salary, the Executive Perquisite Allowance, and annual incentive compensation in 2015 represented from 51% to 65% of the named executive officers’ total compensation as reflected in the “Summary Compensation Table.”

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Year-End

The following table summarizes as of December 31, 2015, for each named executive officer, the number of unexercised options and the number of shares of unvested restricted stock. The market value of the stock awards was based on the closing price of the Common Stock as of December 31, 2015, which was $24.02.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy R. Wallace	303,853		$7,298,549		105,146	(3)	$2,525,607	(3)
	342,804	(2)	8,234,152	(2)	28,533	(4)	685,363	(4)
James E. Perry	138,640		3,330,133		28,038	(3)	673,473	(3)
	101,848	(2)	2,446,389	(2)	7,673	(4)	184,305	(4)
D. Stephen Menzies	54,893		1,318,530		45,842	(3)	1,101,125	(3)
	127,032	(2)	3,051,309	(2)	8,312	(4)	199,654	(4)
William A. McWhirter II	124,398		2,988,040		28,038	(3)	673,473	(3)
	120,464	(2)	2,893,545	(2)	7,033	(4)	168,933	(4)
S. Theis Rice	59,468		1,428,421		18,226	(3)	437,789	(3)
	91,112	(2)	2,188,510	(2)	4,156	(4)	99,827	(4)

(1)	The following table provides the vesting date of unvested stock awards.

Vesting Date	Timothy R. Wallace	James E. Perry	D. Stephen Menzies	William A. McWhirter II	S. Theis Rice
05/15/16	407,500	139,963	157,689	147,347	111,468
05/15/17	—	20,000	—	—	—
05/15/18	15,852	4,263	4,618	3,908	2,309
05/15/19	15,851	10,262	4,618	3,907	2,309
05/15/24	—	6,000	—	—	—
Retirement(a)	207,454	—	—	89,700	24,494
Age 65(b)	—	40,000	15,000	—	10,000
The earlier of age 65 or rule of 80(c)	—	20,000	—	—	—

(a)	Grants of restricted stock which will vest upon the earlier of: (i) retirement; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant.
(b)	Grant of restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) death, disability or change in control; or (iii) consent of the HR Committee after three years from the date of grant. The grant of 15,000 shares to Mr. Menzies will vest upon the earlier of (i) when he reaches age 65; or (ii) death, disability, or change in control.
(c)	Grant of restricted stock which will vest upon the earlier of: (i) when the executive officer reaches age 65; (ii) the executive officer’s age plus years of vested service equal 80; (iii) death, disability or change in control; or (iv) consent of the HR Committee after three years from the date of grant.

EXECUTIVE COMPENSATION

(2)	Represents the market value and actual number of performance-based shares to be awarded in 2016 upon certification by the HR Committee of the achievement of the financial performance goals from 2013 through 2015.
(3)	Represents the target number or value, as applicable, of performance-based restricted stock units that could be earned if target financial performance goals are achieved. The actual number of shares to be issued in 2017 will be based on the Company’s aggregate EPS from 2014 through 2016. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Performance Unit Component.”
(4)	Represents the threshold number or value, as applicable, of performance-based restricted stock units that could be earned if threshold financial performance goals are achieved. The actual number of shares to be issued in 2018 will be based on the Company’s aggregate EPS from 2015 through 2017. See “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” and “Compensation Discussion and Analysis — Performance Unit Component.”

Option Exercises and Stock Vested in 2015

The following table summarizes for the named executive officers in 2015 (i) the number of shares acquired upon exercise of stock options and the value realized and (ii) the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized, each before payout of any applicable withholding tax.

Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy R. Wallace	—	$—	423,354	$13,018,136
James E. Perry	—	—	138,655	4,263,641
D. Stephen Menzies	—	—	174,495	5,365,721
William A. McWhirter II	—	—	180,499	5,585,444
S. Theis Rice	—	—	118,280	3,637,110

Pension Benefits

The following table summarizes the present value of the accumulated pension benefits of the named executive officers under the Standard Pension Plan and, for Mr. Wallace, the Supplemental Retirement Plan.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Timothy R. Wallace	Trinity Industries, Inc. Standard Pension Plan	34	$814,000	—
	Trinity Industries, Inc. Supplemental Retirement Plan	34	10,158,000	—
James E. Perry	Trinity Industries, Inc. Standard Pension Plan	—	2,000	—
D. Stephen Menzies	Trinity Industries, Inc. Standard Pension Plan	9	210,000	—
William A. McWhirter II	Trinity Industries, Inc. Standard Pension Plan	23	365,000	—
S. Theis Rice	Trinity Industries, Inc. Standard Pension Plan	18	531,000	—

EXECUTIVE COMPENSATION

(1)	The present value of the accumulated benefit is calculated in accordance with ASC Topic 715. Refer to Note 14 of Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for the policy and assumptions made in the valuation of this accumulated benefit.

The Standard Pension Plan is a noncontributory defined benefit retirement and death benefit plan. Funds are contributed periodically to a trust that invests the Company’s contributions and earnings thereon in order to pay the benefits to the participating employees. The plan provides for the payment of monthly retirement benefits determined under a calculation based on credited years of service and a participant’s highest compensation over five consecutive years in the last ten years of employment. Retirement benefits are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement. Covered compensation includes salary and non-equity incentive plan compensation as shown in the “Summary Compensation Table.” Other elements of compensation in the “Summary Compensation Table” are not included in covered compensation. The normal monthly retirement benefit payable at age 65 is a life annuity with ten years guaranteed equal to 3/4 of 1% of average monthly compensation up to $800 plus 1% of average monthly compensation over $800 times the years of credited service. The plan also provides for the payment of a death benefit before retirement that is the greater of the lump sum value of the accrued benefit under the pension plan or one times base pay with less than 10 years of service and 2 1⁄2 times base pay with at least ten (10) years of service. Participants in the Standard Pension Plan can choose to receive benefit payments at age 65 even if still employed. If they make such an election, no death benefit is available.

The Company has a Supplemental Retirement Plan that applies to Mr. Wallace. The Supplemental Retirement Plan provides that the amount of the annual retirement benefit under the Standard Pension Plan that is limited by reason of compliance with the Code is paid as a supplemental pension benefit. The benefit payment terms are the same as the terms of the Standard Pension Plan. The benefits are payable from the general assets of the Company. On February 13, 2009, the Board amended the Supplemental Retirement Plan and the Standard Pension Plan. As a result, all future benefit accruals under the Supplemental Retirement Plan and the Standard Pension Plan automatically ceased effective March 31, 2009 for all participants and the accrued benefits under each plan were determined and frozen as of that date. These amendments are discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Nonqualified Deferred Compensation

The table below shows the contributions by the executives and the Company, the aggregate earnings on nonqualified deferred compensation in 2015 and the aggregate balance at year end under nonqualified deferred compensation plans of the Company.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Balance at Last Fiscal Year End(4)
Timothy R. Wallace	$123,750	$459,375	$171,503	$6,090,330
James E. Perry	22,132	167,460	39,876	1,082,238
D. Stephen Menzies	—	200,140	98,059	2,098,905
William A. McWhirter II	13,200	177,275	72,453	2,015,717
S. Theis Rice	64,360	157,220	31,167	1,133,685

(1)	Salary and incentive compensation deferrals to the Company’s Supplemental Plan. The amounts are also included in the “Summary Compensation Table” for 2015.
(2)

Includes an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan for Messrs. Wallace $405,000; Perry $156,520; Menzies $200,140; McWhirter

EXECUTIVE COMPENSATION

$170,675; and Rice $124,220; and matching amounts under the Company’s Supplemental Plan for Messrs. Wallace $54,375; Perry $10,940; McWhirter $6,600; and Rice $33,000. These amounts are also included in the “Summary Compensation Table” for 2015.
(3)	This column represents earnings in the Supplemental Plan and the Transition Compensation Plan. Earnings in the Supplemental Plan were: Messrs. Wallace ($10,913); Perry $13,023; Menzies $17,117; McWhirter $3,259; and Rice ($3,837). Earnings in the Transition Compensation Plan were: Messrs. Wallace $182,416; Perry $26,853; Menzies $80,942; McWhirter $69,194; and Rice $35,004. The amounts reported in this table for the Transition Compensation Plan are inclusive of above market earnings included in the “Summary Compensation Table” above. See Note (5) to the “Summary Compensation Table.”
(4)	This column includes amounts in the “Summary Compensation Table” for (i) an amount equal to 10% of the salaries and incentive compensation set aside pursuant to the Transition Compensation Plan in 2014 for Messrs. Wallace $350,000; Perry $150,000; Menzies $181,500; McWhirter $170,000; and Rice $125,600; and in 2013 for Messrs. Wallace $285,000; Perry $116,250; Menzies $150,800; McWhirter $143,000; and Rice $104,000; (ii) matching amounts under the Company’s Supplemental Plan in 2014 for Messrs. Wallace $45,000; Perry $8,988; McWhirter $9,488; and Rice $21,213; and in 2013 for Messrs. Wallace $44,175; Perry $8,303; McWhirter $9,075; and Rice $16,224; and (iii) salary and incentive compensation deferrals to the Company’s Supplemental Plan in 2014 for Messrs. Wallace $108,000; Perry $21,000; McWhirter $18,975; Rice $64,955; and in 2013 for Messrs. Wallace $88,350; Perry $17,205; McWhirter $18,150; and Rice $32,448.

Deferred Compensation Discussion

The Supplemental Plan was established for highly compensated employees who are limited as to the amount of deferrals allowed under the Company’s 401(k) plan. Participants must elect to defer salary prior to the beginning of the fiscal year and annual incentive pay prior to the beginning of the year to which the incentive payments relate. The first 6% of a participant’s base salary and bonus contributed to the Supplemental Plan, less any compensation matched under the 401(k) plan, may be matched from 25% to 50% by the Company based on years of service. The Company’s match vests 20% for each year of service up to 100% after five years. Participants may choose from several mutual fund-like deemed investments.

If elected at the time of enrollment, participants may take an in-service distribution of deferrals three years after the end of the plan year in which the deferral was made. Amounts are paid out immediately on death or disability. Upon termination of employment, amounts in the Supplemental Plan are paid out beginning six months after termination of employment in lump sum or annual installments from one to 20 years according to election of the participant.

Each named executive officer participates in the Transition Compensation Plan which is an unfunded long-term plan whereby an amount equal to 10% of salary and annual incentive compensation is set aside in an account on the books of the Company. The account is credited monthly with an interest rate equivalent as determined annually by the HR Committee (5% for 2015). The account is payable to the participant in a lump sum or annual installments from one to 20 years, subject to compliance with the conditions set forth in footnote 3 to “All Other Compensation.”

In 2009, the Board amended the 401(k) Plan to allow the participants in the Standard Pension Plan to participate in the enhanced portion of the 401(k) Plan. This amendment is discussed in the Compensation Discussion and Analysis section under “Post-employment Benefits.”

Potential Payments Upon Termination or Change in Control

Named executive officers that terminate voluntarily, involuntarily, by death or by disability have the same death and disability benefits that are available to the majority of salaried employees. While employed by the Company, salaried employees have a death benefit equal to the greater of their accrued benefit under the pension plan or

EXECUTIVE COMPENSATION

one year of base salary for less than 10 years of service and 2 1⁄2 times base salary for at least 10 years of service. The Company’s long-term disability plan provides salaried employees with a disability benefit after six months of disability of 60% of base salary up to a maximum of $12,000 a month while disabled and until normal retirement at age 65. Pension benefits payable at retirement are described under “Pension Benefits” and deferred compensation benefits that are payable on termination are described under “Deferred Compensation Discussion.” Equity awards held by the named executive officers have no acceleration of vesting upon voluntary or involuntary termination but vesting is accelerated on death, disability, and in some cases retirement. Pursuant to the terms of the Change in Control Agreement described below, equity awards, and benefits under the Supplemental Plan, Transition Compensation Plan, and 401(k) Plan vest upon a change in control. The annual incentive compensation agreements also provide that in the event of resignation or a change in control, the named executive officers may be paid a proration of the target bonus for the year in which the change in control occurs as of the date of the change in control.

The following table provides the dollar value of (i) accelerated vesting of equity awards and (ii) the payment of annual incentive compensation assuming each of the named executive officers had been terminated by death, disability, or retirement on December 31, 2015. As of December 31, 2015, there were no outstanding stock options held by any of the named executive officers.

	Timothy R. Wallace	James E. Perry	D. Stephen Menzies	William A. McWhirter II	S. Theis Rice
Death
Equity Awards	$12,846,285	$4,921,642	$3,425,714	$4,766,292	$2,713,236
Annual Incentive Compensation(1)	1,312,500	440,000	580,000	475,000	340,000

Total	14,158,785	5,361,642	4,005,714	5,241,292	3,053,236
Disability
Equity Awards	12,846,285	4,921,642	3,425,714	4,766,292	2,713,236
Annual Incentive Compensation(1)	1,312,500	440,000	580,000	475,000	340,000

Total	14,158,785	5,361,642	4,005,714	5,241,292	3,053,236
Retirement
Equity Awards	15,221,001	2,952,432	4,324,857	5,499,722	3,033,077
Annual Incentive Compensation(1)	1,312,500	440,000	580,000	475,000	340,000

Total	16,533,501	3,392,432	4,904,857	5,974,722	3,373,077

(1)	Assumes payment of 2015 annual incentive compensation at target amount.

Each of the named executive officers has entered into a Change in Control Agreement (the “Agreement”) with the Company. In addition to the acceleration of vesting upon a change in control as described above, the Agreement provides for compensation if the named executive officer’s employment is terminated under one of the circumstances described in the Agreement in connection with a “change in control” of the Company. A “change in control” is generally defined as (i) any other person or entity acquires beneficial ownership of 30% or more of the Company’s outstanding Common Stock or the combined voting power over the Company’s outstanding voting securities unless the transaction resulting in the person becoming the beneficial owner of 30% or more of the combined voting power is approved in advance by the Company’s Board; (ii) the incumbent directors cease for any reason to constitute at least a majority of the Board; (iii) the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or (iv) the stockholders approve a complete liquidation or dissolution of the Company. See “Change in Control Agreements” under the Compensation Discussion and Analysis section.

The Agreements are for continuous two-year terms until terminated by the Company upon specified notice and continue for two years following a change in control. The Agreements contain a “double trigger” provision that requires both a change in control of the Company and a qualifying termination of the named executive officer’s

EXECUTIVE COMPENSATION

employment before compensation will be paid under the Agreement. A qualifying termination must be for (i) reasons other than as a result of the executive’s death, disability, retirement, or termination of the named executive officer’s employment by the Company for “cause”; or (ii) termination of employment by the named executive officer for “good reason.”

“Cause” is generally defined as a participant’s (i) willful and continued failure to substantially perform his employment duties with the Company; (ii) misappropriation or embezzlement from the Company or any other act or acts of dishonesty by the participant constituting a felony that results in gain to the participant at the Company’s expense; (iii) conviction of the participant of a felony involving moral turpitude; or (iv) the refusal of the participant to accept offered employment after a change in control.

“Good reason” is generally defined as, following a change in control, (i) a material adverse change in a participant’s working conditions or responsibilities; (ii) assignment to the participant of duties inconsistent with the participant’s position, duties, and reporting responsibilities; (iii) a change in the participant’s titles or offices; (iv) a reduction in the participant’s annual base salary; (v) a material reduction in the participant’s benefits, in the aggregate, under the benefits plans, incentive plans, and securities plans; (vi) failure to provide a participant with the number of paid vacation days entitled at the time of a change in control; (vii) any material breach by the Company of the Agreement; (viii) any successor or assign of the Company fails to assume the Agreement; (ix) the relocation of the participant’s principal place of employment outside of Dallas County, Texas; or (x) any purported termination not conducted pursuant to a notice of termination by the Company.

The severance benefits provided by the Agreements also include, for 36 months after termination, continuation of all medical, dental, vision, health, and life insurance benefits which were being provided to the named executive officer at the time of termination of employment and a lump sum equivalent to the amount of income tax payable due to the continuation of insurance benefits.

If each named executive officer’s employment had been terminated on December 31, 2015 under one of the circumstances described in the Agreement in connection with a change in control of the Company, the named executive officers would have received the following:

Name	Restricted Stock(1)	Annual Incentive Compensation(2)	Cash Compensation(3)	Continuation of Benefits(4)	Total
Timothy R. Wallace	$16,225,750	$1,312,500	$9,450,000	$49,443	$27,037,693
James E. Perry	5,841,112	440,000	3,955,000	70,663	$10,306,775
D. Stephen Menzies	4,610,831	580,000	4,912,000	45,195	$10,148,026
William A. McWhirter II	5,671,410	475,000	4,525,000	45,195	$10,716,605
S. Theis Rice	3,293,214	340,000	3,423,000	64,841	$7,121,055

(1)	Accelerated vesting of equity awards.
(2)	Assumes payment of 2015 annual incentive compensation at target amount.
(3)	Cash lump sum equal to three times base salary and applicable bonus.
(4)	Estimated cost of continuation for 36 months of medical and life insurance benefits and any additional income tax payable by the executive as a result of these benefits.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2015.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John L. Adams	$139,000	$105,870	$12,021	$15,201	$272,092
Rhys J. Best	149,000	105,870	—	5,000	259,870
David W. Biegler	134,000	105,870	18,455	10,044	268,369
Antonio Carrillo	116,000	105,870	723	620	223,213
Leldon E. Echols	178,000	105,870	—	22,730	306,600
Ronald J. Gafford	116,000	105,870	—	25,179	247,049
Adrian Lajous	128,000	105,870	—	5,000	238,870
Charles W. Matthews	137,000	105,870	—	5,000	247,870
Douglas L. Rock	130,000	105,870	—	9,497	245,367
Dunia A. Shive	132,000	105,870	—	—	237,870

(1)	Includes amounts deferred under the 2005 Deferred Plan for Director Fees.
(2)	Stock awards are for restricted stock units awarded in 2015 and the grant date fair value dollar amounts computed in accordance with ASC Topic 718. The policy and assumptions made in the valuation of share-based payments are contained in Note 16 of Item 8 of the Company’s Form 10-K for the year-ended December 31, 2015.
(3)	As of December 31, 2015, the directors had restricted stock units totaling as follows: Messrs. Adams 62,470; Best 69,970; Biegler 69,276; Carrillo 5,457; Echols 62,158; Gafford 69,276; Lajous 68,070; Matthews 49,282; Rock 39,038; and Ms. Shive 8,684.
(4)	Represents for Messrs. Adams, Biegler, and Carrillo the above market earnings from the interest rate equivalent under the 2005 Deferred Plan for Director Fees.
(5)	Includes dividend equivalents on stock units in director fee deferral plan. For Messrs. Adams, Best, Biegler, Echols, Gafford, Lajous, and Matthews includes a $5,000 matching contribution by the Company in their name pursuant to the Company’s program of matching charitable contributions. The maximum annual contribution that may be matched under that program is $5,000 per individual.

Director Compensation Discussion

Each director of the Company who is not a compensated officer or employee of the Company received cash compensation in 2015 as follows:

•	Board member — annual retainer of $70,000

•	Presiding Director — annual retainer of $15,000

•	Chairs of Committees — annual retainer of $15,000

•	Board meeting fee and Committee meeting fee of $2,000 for each meeting attended

DIRECTOR COMPENSATION

In addition, the Company paid directors a fee equal to $2,000 per day for ad hoc or special assignment work performed for or at the request of the CEO.

The Board has also established a cash equivalent value as a guide for annual equity compensation for directors of $130,000 and uses a 30-day average share price as the basis for awards. Following their election at the Annual Meeting of Stockholders in May 2015, each director who was not also an executive officer of the Company was granted 3,694 restricted stock units or restricted stock, with dividend equivalents, that are convertible into 3,694 shares of Common Stock upon departure from the Board. The 30-day average share price used to calculate these awards at the time of granting was $35.19 (March 16, 2015 to April 15, 2015). The amount listed in the “Stock Awards” column of the “Director Compensation Table” is the grant date fair value dollar amount computed in accordance with ASC Topic 718. The grant date fair value for these awards was $28.66 per share. Upon joining the Board, a director receives a prorated grant, subject to a minimum of 50% of the previous annual grant amount.

Non-employee directors may elect, pursuant to the 2005 Deferred Plan for Director Fees (the “Director Deferred Plan”), to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at an interest rate equivalent (5% in 2015) or, at the director’s prior election, in units of the Company’s Common Stock at the closing price on the New York Stock Exchange on the last day of the quarter following the date that a payment is credited to the director’s account, or if the last day of the quarter is not a trading day, on the next succeeding trading day. Such stock units are credited with amounts equivalent to dividends paid on the Company’s Common Stock. Upon ceasing to serve as a director or a change in control, the value of the account will be paid to the director in annual installments not exceeding ten years according to the director’s prior election.

Fees deferred pursuant to the Director Deferred Plan are credited to the director’s account monthly. Fees that are not deferred pursuant to the Director Deferred Plan are paid in cash quarterly, in arrears.

TRANSACTIONS WITH RELATED PERSONS

The Governance Committee has adopted a Policy and Procedures for the Review, Approval, and Ratification of Related Person Transactions. In accordance with the written policy, the Governance Committee, or the chair of such committee, as applicable, is responsible for the review, approval, and ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a related person includes any of the Company’s directors, executive officers, certain stockholders, and any of their respective immediate family members. The policy applies to Related Person Transactions which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $120,000. Under the policy, the Chief Legal Officer (the “CLO”) will review potential transactions and in consultation with the CEO and CFO will assess whether the proposed transaction would be a Related Person Transaction. If the CLO determines the proposed transaction would be a Related Person Transaction, the proposed transaction is submitted to the Governance Committee, or the chair of such committee, as applicable, for review and consideration. In reviewing Related Person Transactions, the Governance Committee, or the chair of such committee, as applicable, shall consider all relevant facts and circumstances available, including, but not limited to the following:

•	the benefits to the Company of the Related Person Transaction;

•	the impact of a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products and services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or employees generally.

After reviewing such information, the Governance Committee, or the chair of such committee, as applicable, may approve the Related Person Transaction if the committee, or the chair of the committee, as applicable, concludes in good faith that the Related Person Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

Under the policy, the HR Committee must approve hiring of immediate family members of executive officers or directors and any subsequent material changes in employment or compensation.

Employed family members of directors and executive officers with total compensation for 2015 in excess of $120,000 are as follows:

•	Mr. Patrick S. Wallace, brother of Timothy R. Wallace, is an officer of a subsidiary of the Company. His total compensation was $1,504,090 for 2015, which includes base salary; annual incentive compensation; matching contributions to defined contribution plans; perquisite allowance; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

•	Mr. Luis Pardo, brother-in-law of Antonio Carrillo, is an officer of a subsidiary of the Company. His total compensation was $1,316,760 for 2015, which includes base salary; annual incentive compensation; a contribution to a Mexican statutory pension; perquisite allowance; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

•	Ms. Grace E. Pillers, daughter of Timothy R. Wallace, is an employee of the Company. Her total compensation was $136,741 for 2015, which includes base salary; annual incentive compensation; matching contributions to defined contribution plans; and the aggregate grant date fair value of all equity awards pursuant to ASC 718.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of the Company’s Common Stock as of March 11, 2016, except as noted for (i) each person beneficially owning more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all of the Company’s directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of the Company’s directors and executive officers is c/o Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207.

Name	Amount and Nature of Ownership of Common Stock(1)		Percent of Class(2)
Directors:
John L. Adams	131,754		*
Rhys J. Best	102,470		*
David W. Biegler	77,770		*
Antonio Carrillo	10,457		*
Leldon E. Echols	62,158		*
Ronald J. Gafford	72,970		*
Adrian Lajous	68,070		*
Charles W. Matthews	49,282		*
Douglas L. Rock	39,038		*
Dunia A. Shive	8,684		*
Named Executive Officers:
Timothy R. Wallace	1,242,395		*
James E. Perry	273,087		*
D. Stephen Menzies	123,909		*
William A. McWhirter II	198,849		*
S. Theis Rice	125,904		*
All Directors and Executive Officers as a Group (17 persons):	2,712,884		1.8%
Other 5% Owners:
The Vanguard Group	12,462,892	(3)	8.3%
BlackRock, Inc.	10,493,246	(4)	7.0%
SouthernSun Asset Management LLC	8,105,545	(5)	5.4%

*	Less than one percent (1%)
(1)

Unless otherwise noted, all shares are owned directly, and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire through the exercise of stock options or through restricted stock units held as of March 11, 2016, or within 60 days thereafter, as follows: Adams 62,470; Best 69,970; Biegler 69,276; Carrillo 5,457; Echols 62,158; Gafford 69,276; Lajous 68,070; Matthews 49,282; Rock 39,038; Shive 8,684; and all directors and executive officers as a group 523,005 shares. Includes shares indirectly held through the Company’s 401(k) Plan as follows: Wallace 3,722;

SECURITY OWNERSHIP

Perry 181; McWhirter 1,584; Rice 4,912; and all executive officers as a group 11,494 shares. At March 11, 2016, no directors or executive officers had any shares pledged as security.
(2)	Percentage ownership is based on number of shares of common stock outstanding as of March 11, 2016.
(3)	The Vanguard Group and its subsidiaries, 100 Vanguard Blvd., Malvern, PA 19355, reported to the SEC on an Amendment to Schedule 13G filed on February 10, 2016, that they have sole voting power over 110,612 shares, shared voting power over 8,200 shares, sole dispositive power over 12,353,380 shares, and shared dispositive power over 109,512 shares.
(4)	BlackRock, Inc. and its affiliates, 55 East 52nd Street, New York, NY 10055, reported to the SEC on an Amendment to Schedule 13G filed February 10, 2016, that they have sole voting power over 9,845,071 shares and sole dispositive power over 10,493,246 shares.
(5)	SouthernSun Asset Management LLC, 6070 Poplar Avenue, Suite 300, Memphis, TN 38119, reported to the SEC on Schedule 13G filed February 12, 2016, that they have sole voting power over 7,238,590 shares and sole dispositive power over 8,105,545 shares.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC. These reports are also filed with the New York Stock Exchange, and a copy of each report is furnished to the Company.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company’s knowledge, based on a review of reports furnished to it and written representations from reporting persons, each individual who was required to file such reports complied with the applicable filing requirements during 2015.

Stockholder Proposals for the 2017 Proxy Statement

Stockholder proposals to be presented at the 2017 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 2, 2016. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2017

Annual Meeting

Under the Bylaws of the Company, a stockholder must follow certain procedures to place in nomination persons for election as directors at an annual meeting of stockholders or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to place in nomination persons for directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 3, 2017, but no earlier than February 1, 2017, for the 2017 Annual Meeting) to the Secretary of the Company. If the notice relates to introducing an item of business at the annual meeting of stockholders, it shall contain the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the

ADDITIONAL INFORMATION

name and record address of the stockholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the stockholder; (iv) a description of all arrangements and understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholders and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. If the notice relates to a nomination for director, it must also set forth the following: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the number of shares of the Company which are beneficially owned by the proposed nominee; (iv) any other information relating to the proposed nominee that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the securities laws; (v) a description of all arrangements or understandings between the nominating stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the nominating stockholder; (vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee; and (vii) any other information relating to the nominating stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors under the securities laws. In addition, the proposed nominee must deliver a written representation or agreement that such person will comply, if elected or re-elected as a director of the Company, with all policies and guidelines applicable to all directors of the Company, including, without limitation, applicable corporate governance, conflict of interest and confidentiality policies and guidelines. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Bylaws are available from the Secretary of the Company.

See “Corporate Governance and Directors Nominating Committee” for the process for stockholders to follow to suggest a director candidate to the Governance Committee for nomination by the Board.

Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder. Stockholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to Bryan P. Stevenson, Associate General Counsel and Secretary, Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors

BRYAN P. STEVENSON

Associate General Counsel and Secretary

April 1, 2016

TRINITY INDUSTRIES, INC. 2525 N. STEMMONS FREEWAY DALLAS, TX 75207

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors
Nominees
01	John L. Adams	02 Rhys J. Best		03 David W. Biegler		04 Antonio Carrillo	05 Leldon E. Echols
06	Ronald J. Gafford	07 Adrian Lajous		08 Charles W. Matthews		09 Douglas L. Rock	10 Dunia A. Shive
11	Timothy R. Wallace
The Board of Directors recommends you vote FOR proposals 2. and 3.							For	Against	Abstain
2.	Advisory vote to approve named executive officer compensation.						☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.						☐	☐	☐
NOTE: Any other matters that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000268758_1     R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com

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TRINITY INDUSTRIES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS - May 2, 2016

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM. Have your proxy card in hand and follow the instructions.

The undersigned hereby appoints Timothy R. Wallace, Leldon E. Echols and Bryan P. Stevenson and each of them with full power of substitution, attorneys, agents and proxies (“agents”) of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at its offices, 2525 N. Stemmons Freeway, Dallas, Texas 75207, on Monday, May 2, 2016 at 8:30 a.m. Central Daylight Time, and at any adjournment or adjournments thereof. If more than one of the above agents shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said agents so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said agents, their substitutes, or any of them, may lawfully do by virtue hereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000268758_2     R1.0.1.25